As filed with the Securities and Exchange Commission on May 24, 2004       Registration No. 333-110289

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
Post-Effective Amendment No. 5 to

FORM S-3

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

INVISION TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3123544 (I.R.S. Employer Identification Number)

7151 Gateway Boulevard
Newark, CA 94560
(510) 739-2400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Trâm T. Phi, Esq.
Vice President and Corporate Counsel
InVision Technologies, Inc.
7151 Gateway Boulevard
Newark, CA 94560
(510) 739-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gordon K. Davidson, Esq.
David A. Bell, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
(650) 988-8500

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Unit (1)	Price	Registration Fee

3% Convertible Senior Notes due 2023	$125,000,000	100%	$125,000,000	$10,113	(2)

Common Stock, $0.001 par value	3,906,250 (3)	— (3)	— (3)	$—	(4)

(1) Estimated solely to compute the amount of the registration fee under Rule 457 under the Securities Act of 1933.

(2) Fee paid on November 6, 2003.

(3) Represents the number of shares of common stock that are currently issuable upon conversion of the 3% Convertible Senior Notes due 2023, calculated based on a conversion rate on November 5, 2003 of 31.25 shares per $1,000 principal amount of the notes. Pursuant to Rule 416 under the Securities Act of 1933, we are also registering an indeterminable number of shares of common stock as may be issued from time to time upon conversion of the notes.

(4) Under Rule 457(i) under the Securities Act of 1933, no registration fee is required for these shares because no additional consideration will be received upon conversion of the notes.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 to Registration Statement on Form S-3 is primarily being filed to add and update selling securityholder information and provide additional information regarding the impact of the proposed merger with General Electric Company. No additional securities are being registered hereby.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion; dated May 24, 2004)

$125,000,000

3% Convertible Senior Notes due 2023
and the shares of common stock issuable upon conversion of the notes

     InVision Technologies, Inc. issued the notes in a private placement in September 2003. With this prospectus, the selling securityholders named in this prospectus or in prospectus supplements may offer and sell the notes or the shares of our common stock into which the notes are convertible. The selling securityholders may sell the notes or the shares of common stock issuable upon conversion of the notes in private transactions at negotiated prices, or in the open market at prevailing market prices. We will not receive any proceeds from this offering.

     We will pay interest on the notes on April 1 and October 1 of each year, beginning April 1, 2004. The notes will mature on October 1, 2023. The notes rank on a parity in right of payment with all of our existing and future unsubordinated and unsecured debt and are effectively subordinated to all liabilities of our subsidiaries. We may redeem for cash all or a portion of the notes on or after October 1, 2008 at a price equal to 100% of the principal amount of notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

     You may require us to purchase all or a portion of your notes on October 1, 2008, October 1, 2013 or October 1, 2018 or upon the occurrence of a change in control, as described in this prospectus. We will pay the purchase price in cash in an amount equal to 100% of the principal amount of notes being purchased, plus accrued and unpaid interest to, but excluding, the date of purchase.

     Unless we have previously redeemed or purchased the notes, you may convert the notes only under the following limited circumstances: (1) prior to October 1, 2021, on any date during any fiscal quarter (and only during such fiscal quarter) after the fiscal quarter ending September 28, 2003 if the closing sale price of our common stock was more than 110% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last day of the previous fiscal quarter, (2) on or after October 1, 2021, at all times on or after any date on which the closing sale price of our common stock is more than 110% of the then current conversion price of the notes, (3) if we elect to redeem the notes on or after October 1, 2008, (4) upon the occurrence of specified corporate transactions or significant distributions to holders of our common stock, as described in this prospectus, or (5) subject to specified exceptions, for the ten business day period after any five consecutive trading day period in which the average trading prices for the notes for such five trading day period was less than 98% of the average conversion value of the notes during that period. Under these circumstances and subject to adjustments described herein, you may convert the notes into a number of shares of our common stock at an initial conversion rate of 31.25 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $32.00 per share. At this conversion rate, if all the notes were converted into common stock, we would issue 3,906,250 shares of our common stock to holders of the notes. Our common stock is quoted on the NASDAQ National Market under the symbol “INVN.” The last reported sale price of our common stock on May 21, 2004 was $49.66 per share.

     On March 15, 2004, we entered into an Agreement and Plan of Merger with General Electric Company, or GE, under which GE would acquire us through the merger of a wholly-owned subsidiary of GE with and into InVision, and each outstanding share of our common stock would be converted into the right to receive $50.00 in cash. The merger is subject to customary closing conditions, including the approval of our stockholders and the expiration or termination of waiting periods under U.S. and applicable foreign antitrust laws. If completed, the merger will trigger conversion and repurchase rights of holders of the notes, as further described in “Summary — Proposed Acquisition of InVision by GE” on page 3 of this prospectus.

     The notes are eligible for The Portal MarketSM (“PORTAL”), a subsidiary of The NASDAQ Stock Market, Inc. The notes sold using this prospectus, however, will no longer be eligible for PORTAL. The notes are not listed on or included in, and we do not intend to list the notes on or include the notes in, any securities exchange or automated quotation system.

     Investing in the notes or our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 6 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2004.

SUMMARY
The Offering
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF NOTES
U.S. FEDERAL INCOME TAX CONSIDERATIONS
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
EXHIBIT 23.2

     You should rely only on the information contained in or incorporated by reference into this prospectus. No dealer, salesperson or any other person is authorized to give any information or to make any representation other than those contained in or incorporated by reference in this prospectus. If such information is given or representations are made, you may not rely on that information or representations as having been authorized by us. You may not imply from the delivery of this prospectus, nor from a sale made under this prospectus, that our affairs are unchanged since the date of this prospectus. This prospectus may only be used where it is legal to sell the securities.

     InVision, Quantum Magnetics, Yxlon, CTX, CTX 1000, CTX 2500, CTX 5500 DS, CTX 9000 DSi and QScan, among others, are trademarks of InVision or one of our subsidiaries in the United States and other countries. InVision, Quantum Magnetics, Yxlon and QScan, among others, are registered trademarks of InVision or one of our subsidiaries in the United States.

SUMMARY

     This summary may not contain all the information that you should consider before investing in our notes. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and the financial data and related notes incorporated by reference, before making an investment decision.

InVision Technologies, Inc.

      We are the leading provider of Transportation Security Administration, or TSA (formerly Federal Aviation Administration, or FAA)-certified explosives detection systems, or EDS, used at airports for screening checked passenger baggage. From inception through December 31, 2003, we shipped 872 EDS for installation at U.S. airports and 202 EDS for installation in airports outside of the United States. We believe that the EDS products we have shipped through December 31, 2003 represent approximately two-thirds of the total number of FAA/TSA-certified EDS products delivered for screening checked baggage at U.S. airports and an even larger percentage of the total number of FAA/TSA-certified EDS products delivered internationally.

     Through our acquisition of Yxlon International Holding GmbH, or Yxlon, we develop, manufacture and market X-ray and computed tomography, or CT, based non-destructive testing systems for a wide range of industrial applications and systems that use X-ray based diffraction, or XRD, technology for explosives detection. Through our subsidiary, Quantum Magnetics, Inc., we also design, develop and manufacture products using quadrupole resonance, or QR, and magnetic sensing technologies for the inspection, detection and analysis of explosives, concealed weapons and other materials.

     We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 7151 Gateway Boulevard, Newark, California 94560. Our telephone number is (510) 739-2400. Our website address is www.invision-tech.com. Information on our website does not constitute part of this prospectus.

Proposed Acquisition of InVision by GE

     On March 15, 2004, we entered into an Agreement and Plan of Merger with General Electric Company, or GE, under which GE would acquire us through the merger of a wholly owned subsidiary of GE with and into InVision, and each outstanding share of our common stock would be converted into the right to receive $50.00 in cash. The merger is subject to customary closing conditions, including the approval of our stockholders and the expiration or termination of waiting periods under U.S. and applicable foreign antitrust laws. The Agreement and Plan of Merger is attached as Exhibit 2.2 to our annual report on Form 10-K for the year ended December 31, 2003, which is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of the agreement.

     As a result of the proposed merger, each outstanding note may be converted into shares of InVision common stock prior to the effective time of the merger. Because holders of InVision common stock are entitled to receive $50.00 in cash, without interest and subject to any applicable withholding taxes, for each share of InVision common stock held by them, regardless of the number of shares of InVision common stock outstanding, the conversion of outstanding notes into shares of InVision common stock will not impact the consideration to be received by holders of InVision common stock in the merger.

     After the effective time of the merger, subject to specified conditions, any note that was not converted into InVision common stock prior to the merger may be converted into the merger consideration to be paid to InVision stockholders, which will be an amount equal to $50.00 in cash, without interest, for each share of InVision common stock into which such note is convertible (approximately $1,562.50 per $1,000 principal amount of notes). The holders of any notes outstanding after the effective time of the merger may require us to repurchase any such notes following the merger. However, holders who exercise their rights of repurchase following the merger would receive $1,000 in cash for each $1,000 in principal amount of the notes. We anticipate that there will be no further adjustment to the conversion rate of the notes following the merger. We will continue to pay interest on the principal amount of the notes that are outstanding following the merger, but will not pay interest on the balance of the cash merger consideration into which the notes are convertible. We are required to send the holders of the notes a notice regarding the effect of the merger on the notes. See “Description of Notes — Conversion Rights” and “Description of Notes — Purchase at Option of Holders Upon a Change in Control.”

Legal Proceedings Related to the Merger

     On March 19, 2004, two alleged holders of InVision common stock filed purported class action lawsuits in California Superior Court for the County of Alameda. The complaints name as defendants each of our directors as well as InVision. The complaints allege that, in pursuing the transaction with GE and approving the merger agreement, the directors violated their fiduciary duties to the holders of InVision common stock by, among other things, failing to obtain the highest price reasonably available, tailoring the terms of the transaction to meet GE’s needs, engaging in self-dealing and obtaining personal financial benefits not shared equally by the plaintiffs and other stockholders. The complaints also allege that the merger agreement resulted from a flawed process designed to ensure a sale to one buyer. On April 16, 2004, the plaintiffs served an initial set of discovery requests seeking documents relating to allegations in the complaints. On May 3, 2004, InVision and three directors filed a demurrer to the complaints on the grounds that the plaintiffs failed to allege sufficient facts to state a cause of action. The remaining five directors filed a motion to quash the service of summons because they are not California residents, and, therefore, the court lacks jurisdiction over them. The plaintiffs have served an initial written discovery request. On May 13, 2004, we received notice that the plaintiffs intend to amend the complaints rather than oppose the demurrer. The plaintiffs intend to file an amended complaint on or before May 26, 2004. On May 14, 2004, the Court entered an order stipulated by the parties, which formally consolidated the two actions under one lead case, Waltman, et al. v. InVision Technologies, Inc., et al., Lead Case No. RG04146722. On May 18, 2004, we served our response to the plaintiffs’ initial set of discovery requests. The plaintiffs have served a second set of document requests to the five directors relating to the motion to quash for lack of personal jurisdiction. These five directors will need to respond to these discovery requests by June 7, 2004. The hearing for the motion to quash for lack of jurisdiction is currently scheduled for July 6, 2004. Based on our review of the complaints, we believe that the allegations in the complaints are without merit and intend, along with the directors, to defend the lawsuits vigorously.

     In connection with the proposed merger, we have filed a proxy statement and other relevant materials with the Securities and Exchange Commission, or SEC. When the proxy statement has completed review by the SEC, it will be mailed to all holders of InVision common stock. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER, WE URGE OUR STOCKHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The proxy statement and other relevant materials, and any other documents filed by us with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, our stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations at (510) 739-2511 or InVision Technologies, Inc., 7151 Gateway Boulevard, Newark, CA 94560. Any reports, statements and other information filed by us with the SEC may be copied or read at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

     We and our executive officers and directors may be deemed to be participants in the solicitation of proxies from our stockholders in favor of the proposed merger. Some of our executive officers and directors have interests in the merger that may differ from the interests of our stockholders generally, including acceleration of vesting of stock options and continuation of director and officer insurance and indemnification. These interests are described in the proxy statement.

The Offering

     The following is a brief summary of certain terms of the notes offered for resale in this prospectus. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus.

Securities Offered	$125,000,000 aggregate principal amount of 3% Convertible Senior Notes due 2023. 3,906,250 shares of common stock issuable upon conversion of the notes.

Maturity	October 1, 2023.

Interest	3% per year on the principal amount, payable semi-annually on April 1 and October 1, beginning on April 1, 2004.

Conversion Rights	Unless we have previously redeemed or purchased the notes, you have the right, at your option, to convert your notes, in whole or in part, into shares of our common stock at any time on or prior to the close of business on the maturity date, subject to adjustments described herein, at a conversion rate of 31.25 shares of common stock per $1,000 principal amount of notes (which is equivalent to a conversion price of $32.00 per share), under any of the following circumstances:

• prior to October 1, 2021, on any date during any fiscal quarter (and only during such fiscal quarter) after the fiscal quarter ending September 28, 2003, if the closing sale price of our common stock was more than 110% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last day of the previous fiscal quarter;

• on or after October 1, 2021, at all times on or after any date on which the closing sale price of our common stock is more than 110% of the then current conversion price of the notes;

• until the close of business on the business day prior to the redemption date, if we elect to redeem the notes on or after October 1, 2008;

• upon the occurrence of specified corporate transactions or significant distributions to holders of our common stock, as described in this prospectus; or

• for the ten business day period after any five consecutive trading day period in which the average trading prices for the notes for such five trading day period was less than 98% of the average conversion value (as defined under “Description of Notes”) for the notes during that period; provided, that you may not convert your notes pursuant to this clause if, at the time of calculation, the closing sale price of shares of our common stock is greater than or equal to the then current conversion price of the notes and less than or equal to 110% of the then current conversion price of the notes.

The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued interest. Upon conversion, a holder will not receive any payment representing accrued interest, subject to certain exceptions. See “Description of Notes-Conversion Rights.”

Sinking Fund	None.

Optional Redemption by InVision	We may not redeem the notes prior to October 1, 2008. We may redeem some or all of the notes for cash on or after October 1, 2008, upon at least 20 days’ but not more than 60 days’ notice by mail to holders of notes at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of Notes-Optional Redemption.”

Purchase of the Notes at Option of the Holder on a Specified Date	You may require us to purchase for cash all or a portion of your notes on October 1, 2008, October 1, 2013 or October 1, 2018 at a purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest to, but excluding, the purchase date. See “Description of Notes-Purchase at Option of the Holder.”

Change in Control	Upon a change in control, each holder of the notes may require us to purchase for cash all or a portion of such holder’s notes at a price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest, if any, on such notes to, but excluding, the date of purchase. See “Description of Notes-Purchase at Option of Holders Upon a Change in Control.”

Ranking	The notes:

• are our senior unsecured obligations;

• rank on a parity in right of payment with all of our existing and future unsubordinated and unsecured debt; and

• rank senior to all of our existing and future debt that expressly provides that it is subordinated to the notes.

The notes are also effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and all existing and future debt and other liabilities of our subsidiaries. On March 28, 2004, we had $54.3 million of indebtedness (all of which was secured and is effectively senior to the notes). Our subsidiaries had $30.7 million of outstanding liabilities (excluding intercompany liabilities), which are effectively senior to the notes.

DTC Eligibility	The notes are issued in fully registered book-entry form and are represented by one or more permanent global notes without coupons. The global notes are deposited with the trustee as a custodian for DTC and are registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in global notes are shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described in this prospectus. See “Description of Notes-Global Notes; Book-Entry; Form.”

Trading	The notes are eligible for PORTAL. The notes sold using this prospectus, however, will no longer be eligible for PORTAL. The notes are not listed on or included in, and we do not intend to list the notes on or include the notes in, any securities exchange or automated quotation system.

Use of Proceeds	We will not receive any of the proceeds from the selling securityholders’ sale of the notes or shares of our common stock issuable upon conversion of the notes. See “Use of Proceeds.”

Risk Factors	The securities offered under this prospectus involve a high degree of risk. You should carefully consider the information under the “Risk Factors,” and all other information included in this prospectus and the documents incorporated by reference.

RISK FACTORS

     You should carefully consider the following risks, as well as the other information contained in or incorporated by reference in this prospectus, before investing in the notes and the underlying common stock. If any of the following risks actually occurs, our business could be harmed. You should refer to the other information set forth or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes incorporated by reference herein.

Risks Related to the Proposed Acquisition of InVision by GE

If the proposed merger with GE is not completed, our business and stock price may be adversely affected.

      On March 15, 2004, we entered into an Agreement and Plan of Merger with General Electric Company, or GE, under which, GE would acquire us through the merger of a wholly owned subsidiary of GE with and into InVision, and each outstanding share of our common stock would be converted into the right to receive $50.00 in cash. The merger is subject to customary closing conditions, including the approval of our stockholders and the expiration or termination of waiting periods under U.S. and applicable foreign antitrust laws. In addition, two class action lawsuits have been filed against InVision and our directors that seek injunctions to prevent the consummation of the proposed merger. See “Summary—Legal Proceedings Related to the Merger.” Therefore, there is a risk that the merger will not be completed or that it will not be completed in the expected time period. If the merger is not completed or the completion is substantially delayed, we could be subject to a number of risks that may adversely affect our business and stock price, including:

•	the market price of our common stock could decline following an announcement that the merger has been abandoned or substantially delayed, to the extent that the current market price reflects a market assumption that the merger will be completed;

•	the diversion of management attention and the unavoidable disruption to our relationships with customers and vendors may detract from our ability to grow revenues and minimize costs;

•	we have and will continue to incur significant expenses related to the merger prior to its closing that may not be recovered;

•	depending on the circumstances, we may be obligated to pay GE a $32.0 million termination fee; and

•	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

     In connection with the proposed merger, we have filed a proxy statement with the SEC. When the proxy statement has completed review by the SEC, it will be mailed to all holders of InVision common stock and will contain important information about InVision, the proposed merger and related matters. We urge all of our stockholders to read the definitive proxy statement when it becomes available.

The uncertainty created by the proposed merger could have an adverse effect on our revenue and results of operations.

     Prior to the closing of the proposed merger or the termination of the Agreement and Plan of Merger, the proposed merger creates uncertainty about InVision’s future. As a result of this uncertainty, customers may decide to delay, defer, or cancel purchases of our products pending resolution of the proposed merger. If these decisions represent a significant portion of our anticipated revenue, our results of operations and quarterly revenues could be substantially below the expectations of market analysts.

The pendency of the merger will have an effect on the trading price of the notes similar to the effect on our common stock, and the closing of the merger will cause the trading price of the notes to reflect the cash merger consideration into which the notes would then be convertible and the fact that we will pay interest only on the principal amount of the notes.

     The factors related to the pendency of the merger that may affect InVision’s common stock may also affect the trading price of the notes prior to closing of the merger. Further, as a result of the merger, each outstanding note may be converted into shares of InVision common stock during the 15 days prior to the effective time of the merger. After the effective time of the merger, subject to specified conditions, any note that was not converted into InVision common stock may be converted into the merger consideration to be paid to InVision stockholders, which will be an amount equal to $50.00 in cash, without interest, for each share of InVision common stock into which such note is convertible (approximately $1,562.50 per $1,000 principal amount of notes). The holders of any notes outstanding after the effective time of the merger may require InVision to repurchase such notes. However, holders who exercise their rights of repurchase following the merger would receive $1,000 in cash for each $1,000 in principal amount of the notes. We anticipate that there will be no further adjustment to the conversion rate of the notes following the merger. Following the merger, we will continue to pay interest on the principal amount of the notes outstanding, but will not pay interest on the balance of the cash merger consideration into which the notes are convertible. Under the terms of the 3% Convertible Senior Notes, we are required to send the holders of the notes a notice regarding the effect of the merger on the notes. See “Description of Notes.”

Risks Related to Our Business

A number of factors that affect our revenues make our future results difficult to predict, and therefore we may not meet expectations for a particular period.

     We believe that our revenues have the potential to vary significantly from time to time. For example, our total revenues were $76.9 million for the first quarter of fiscal 2004, $165.2 million for the first quarter of fiscal 2003 and $33.2 million for the first quarter of fiscal 2002, and were $416.5 million for fiscal 2003, $439.1 million for fiscal 2002 and $74.3 million for fiscal 2001. We believe that these variations may result from many factors, including:

•	the timing, size and mix of orders from our major customers, including in particular, the TSA and agencies of other governments;

•	legislative or other government actions driven, in part, by the public’s perception of the threats facing commercial aviation, leading to fluctuations in demand for aviation security products and services;

•	delays in product shipments caused by the inability of airports to install or integrate our products in a timely fashion;

•	the availability and cost of key components;

•	the timing of completion of acceptance testing for some of our products;

•	the introduction and acceptance, including certification by the TSA, of new products or enhancements to existing products offered by us or our competitors;

•	changes in pricing policies by us, our competitors or our suppliers, including possible decreases in average selling prices of our products caused by customer volume orders or in response to competitive pressures;

•	our sales mix to domestic and international customers; and

•	fluctuations in currency exchange rates, particularly the exchange rate of the U.S. dollar against the euro.

     Further, we depend on a small number of customers for a substantial portion of our revenues. In the past, the number of orders placed by these customers has changed significantly from period to period, and we expect that this may continue in the future.

     A significant portion of our quarterly and annual operating expenses is, and will continue to be, relatively fixed in nature. This means that revenue fluctuations will cause our quarterly and annual operating results to vary substantially. We also may choose to increase spending to pursue new market opportunities, which may negatively affect our financial results.

     Accordingly, we believe that period-to-period comparisons of our results of operations cannot be relied upon as indicators of future performance. Because of all of the foregoing factors, our operating results have from time to time in the past been, and may again in the future be, different from expectations of public market analysts and investors. Failure to meet market expectations has in the past resulted, and may again in the future result, in fluctuations in the trading price of our common stock.

We are anticipating decreased EDS sales in 2004 and increased difficulty in predicting future gross margins, which may cause our stock price to decline.

      We anticipate a decline in EDS revenues for 2004 compared to 2003 and, as a result, we are planning to reduce costs. However, our ability to control costs during a period of further declining sales is difficult to predict. This difficulty is a result of factors such as our ability to increase our operating efficiency and further reduce the costs of components. We may be unable to reduce costs as much as we anticipate. As a consequence, the gross margins for our products and services may vary significantly from our anticipated gross margins and the gross margins of our products and services in recent periods. If, as a result of these uncertainties, our gross margins, operating results or earnings per share are below the expectations of market analysts and investors, the trading price of our common stock may decline.

Governmental agencies, the primary customers for our EDS and other products, are subject to budget processes which could limit the demand for these products.

     Substantially all of the customers for our EDS products and our other products under development to date have been public agencies or quasi-public agencies, such as the FAA, the TSA and airport authorities. Public agencies are subject to budgetary processes and expenditure constraints. In the past, many domestic and foreign government agencies have experienced budget deficits that have led to decreased capital expenditures in certain areas.

     The funding of government programs is subject to legislative appropriation. Budgetary allocations for EDS depend, in part, upon governmental policies, which fluctuate from time to time in response to political and other factors, including the public’s perception of the threat of commercial airline bombings. For example, the terrorist attacks of September 11, 2001 resulted in the passage of the Aviation and Transportation Security Act of 2001, or Transportation Security Act, mandating a small surcharge on each airline ticket purchase to fund airline security. This surcharge was suspended from June 1, 2003 to September 30, 2003. We cannot assure investors that the surcharge will not again be suspended or that the funds generated by these surcharges will be used to purchase our EDS products. We cannot assure investors that funds will continue to be appropriated by Congress or allocated by the TSA or other agencies for the purchase of EDS products.

Legislative actions could lead to fluctuations in demand for aviation security products and services.

     In addition to the Congressional budgetary process, other legislation could be introduced that would impact demand for aviation security products and services. In response to fluctuation in concern on the part of voters about aviation security and competing homeland security demands, or for other reasons, the plans for deployment of EDS to screen baggage could be changed. Budgetary debates and delays could result in fewer EDS being sold to the TSA and elected officials who support the EDS program could fail to maintain their offices, any of which events could cause a decrease in the demand for our EDS products.

Governmental agencies have special contracting requirements, which create additional risks.

     In contracting with public agencies, we are subject to public agency contract requirements that vary from jurisdiction to jurisdiction. Future sales to public agencies will depend, in part, on our ability to meet public agency contract requirements, certain of which may be onerous or even impossible for us to satisfy.

     Government contracts typically contain termination provisions unfavorable to us and are subject to audit and modification by the government at its sole discretion, which subject us to additional risks. These risks include the ability of the U.S. government to unilaterally:

•	suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

•	terminate our existing contracts;

•	reduce the scope and value of our existing contracts;

•	audit and object to our contract-related costs and fees, including allocated indirect costs;

•	control and potentially prohibit the export of our products; and

•	change certain terms and conditions in our contracts.

     The U.S. government can terminate any of its contracts with us either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms. Termination for convenience provisions generally enable us to recover only our costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions do not permit these recoveries and make us liable for excess costs incurred by the U.S. government in procuring undelivered items from another source. Our contracts with foreign governments may contain similar provisions. Consequently, our backlog is not necessarily indicative of future revenues. The government’s termination of one or more of the contracts for our EDS products or our other products under development would harm our business.

     In addition, U.S. government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds annually for a given program on a September 30 fiscal year-end basis, even though contract performance may take years. Consequently, our contracts with the TSA may only be partially funded at the outset, and additional monies are normally committed to the contract by the TSA only as appropriations are made by Congress for future periods. The government’s failure to fully fund one or more of the contracts for our EDS products or our other products under development would harm our business.

      Under our new three-year agreement with the TSA announced on August 12, 2003, the TSA has the right to purchase system options and accessories, engineering and installation support and 550 CTX units, principally our CTX 9000 DSi systems, over the three-year term. While the TSA placed delivery orders totaling $162.8 million under the new agreement, the TSA has no obligation to place additional delivery orders or purchase additional engineering and installation support under the new agreement. We cannot assure you that the TSA will make any additional delivery orders under the new agreement or will not cancel its existing order. The new agreement is subject to all of the limitations and restrictions that apply to U.S. government contracts, including those described above.

     Because we contract with the U.S. government, we are subject to periodic audits and reviews. Based on the results of its audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs. In the future, government audits and reviews could result in adjustments to our revenues and cause other adverse effects, particularly to our relationship with the TSA. In addition, under U.S. government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of our research and development costs, and some marketing expenses may not be reimbursable or allowed in our negotiation of fixed-price contracts. Further, because we contract with the U.S. government, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not.

     In addition, public agency contracts are frequently awarded only after formal competitive bidding processes, which are often protracted and typically contain provisions that permit cancellation in the event that funds are unavailable to the public agency. We may not be awarded any of the contracts for which our products are bid. Even if we are awarded contracts, substantial delays or cancellations of purchases could result from protests initiated by losing bidders.

Our growth depends on our introduction of new products and services, which may be costly to develop and may not achieve market acceptance.

     As part of our strategy for growth, we intend to develop products to address additional aviation security opportunities, such as passenger, carry-on baggage and air cargo screening. We also intend to address homeland security requirements beyond aviation, such as screening at border checkpoints, government offices and transportation terminals and ports. We will be required to spend significant funds to develop or acquire technologies and products for these initiatives, and these initiatives may divert our development and management resources away from our core EDS products. In addition, we have acquired, rather than developed internally, some of our technologies in connection with our acquisitions of companies and businesses, and these technologies may not perform as we expect. The development of new products may require greater time and financial resources than we currently anticipate and, despite significant investments in research and development, may not yield commercially successful products.

     The development of our products for explosives and weapons detection is highly complex. Successful product development and market acceptance of any new products and services that we develop depend on a number of factors, including:

•	our timely completion and introduction of new products;

•	our accurate prediction of the demand for homeland security products and the changing requirements of the homeland security industry, including certification or other required performance standards;

•	the availability of key components of our products;

•	the quality, price and operating performance of our products and those of our competitors;

•	our customer service capabilities and responsiveness; and

•	the success of our relationships with existing and potential customers.

     Finally, new products for aviation security applications may require certification or approval by the TSA, and we believe that the TSA does not currently have standards for the certification of aviation security products other than bulk explosives detection systems and explosives trace detectors, or ETD. Other products, such as metal detectors, are subject to TSA testing prior to approval. Market acceptance of new products may be limited if the TSA has not developed standards for certification or approval of such products, and even if it does develop such standards, we may be unable to obtain any such certification or approval, which could materially limit market acceptance of such products. If we fail to timely introduce new products or if these products fail to gain market acceptance, our results of operations would be harmed.

     In addition, even if successful in the United States, new products that we develop may not achieve market acceptance outside of the United States. Unlike the U.S. government, foreign governments may be unwilling to commit financial resources to purchase our new products, which would reduce our potential revenues and harm our business.

We depend upon a limited number of suppliers for components of our products, and if we are unable to obtain parts from these suppliers on a timely basis, then we may not be able to deliver our products as required.

     Key components used in our products have been designed by us to our specifications and are currently available only from one or a limited number of suppliers. We currently do not have long-term agreements with any of these suppliers. In addition, some of the suppliers of the key components used in our products are our competitors, and they may be motivated not to supply us with the components we need. Our inability to develop alternative sources for single or sole source components, to find alternative third party manufacturers or sub-assemblers, or to obtain sufficient quantities of these components, could result in delays or interruptions in product shipments, which could cause current or potential customers to seek other suppliers of our products. In view of the high cost of many of these components, we strive to avoid excess supplies. If our suppliers experience financial, operational, production or quality assurance difficulties, or our sole source suppliers are acquired or otherwise influenced by our competitors, the supply of components to us would be reduced or interrupted. In the event that a supplier ceases operations, discontinues a product or withholds or interrupts supply for any reason, we may be unable to acquire the product from alternative sources within a reasonable period of time.

Our future EDS products may fail to obtain certification by the TSA.

     We plan to continue to develop new models for our family of EDS products, including systems utilizing X-ray based diffraction, or XRD, technology, of our subsidiary, Yxlon International Security GmbH, and to continue our participation in the ARGUS program, an FAA/TSA-sponsored program designed to develop a smaller, low-cost EDS product. However, we cannot be certain that any new EDS product, including systems utilizing Yxlon’s XRD technology or our CTX 1000 (ARGUS) system, will be certified by the TSA. The failure to gain certification for an EDS product would harm our ability to sell the product, and recognize associated revenues.

Our existing EDS products may fail to obtain re-certification by the TSA for changes in the EDS systems.

     Our existing EDS products can be required to be re-certified by the TSA. This can happen when a critical component is changed, or we wish to make other changes to the EDS products. When this happens, the affected EDS model requires re-certification by the TSA. The failure or delay in gaining re-certification for an existing EDS product could harm our ability to continue to sell the product and recognize associated revenues.

Our major customer, the TSA, is a part of the Department of Homeland Security, a relatively new agency that has experienced, and may continue to experience, delays in its operations, which may cause delays in our receiving orders from the TSA.

     The TSA is a relatively new agency that was created in November 2001 by the Transportation Security Act. As a result, it has experienced, and may continue to experience, delays in fulfilling its mandate as a result of delays in establishing the necessary infrastructure to operate in an efficient manner. This may result in delays in our receiving orders for our EDS products. Further, the TSA is now a part of the Department of Homeland Security, which was created subsequent to the creation of the TSA and is therefore in an earlier stage of formation, which may further create delays in our receiving orders as this agency is organized.

Future sales of our EDS products will depend on the ability of airports to secure funding to build baggage handling systems and to integrate our EDS products into such systems, which they may not be able to do.

     Future sales will depend, in part, on installing our EDS products into airport lobbies or integrating them into existing baggage handling systems. If an airport is not configured for these systems, deployment of our EDS products may require changes in the airport infrastructure, such as reinforced airport lobby floors and baggage platforms. If our EDS products cannot easily be installed in airport lobbies or integrated into existing baggage handling systems, we may experience reduced sales of our EDS products or these sales may be delayed. In addition, installations and integrations are currently partially funded by the TSA in the United States. Legislation established a “letter of intent” program under which an airport can present a request to the TSA for reimbursement of up to 90% of costs incurred by the airport in improving baggage handling systems to increase security. There can be no assurance that the government will continue to fund installations, integrations and reimbursements at the current level or at all. If there is a reduction in funding, we may experience reduced sales of our EDS products or these sales may be delayed.

     We believe that a substantial opportunity exists for our CTX 9000 DSi model to be integrated into baggage handling systems. If airports determine, in conjunction with governmental authorities, that they will be unable or unwilling to modify or finance such in-line baggage handling systems, this opportunity may be limited.

As a result of the Transportation Security Act, our EDS products are undergoing substantially increased usage per day, which could cause unforeseen problems with their ability to sustain this increased usage.

     As required by the Transportation Security Act, as of December 31, 2002, 100% of checked baggage must undergo screening. As a result, our EDS products in operation are being used more hours per day than before, which places a burden on them not previously experienced. This has resulted in an increase in the amount of maintenance required to keep them operating, and may result in unforeseen problems. If this were to occur, our customers could perceive that there are reliability problems with our EDS products, which could reduce the demand for our products. In addition, our CTX 9000 DSi product is a relatively new model with which we have limited experience in sustaining extensive usage. As a result, our CTX 9000 DSi product may experience maintenance needs and increased down time beyond that experienced by our CTX 2500 and CTX 5500 DS products. Further, because the CTX 9000 DSi product is designed to be integrated into an airport’s baggage handling system, it has, in addition to the detection function and mechanisms, components that integrate it into the baggage handling system, which also require maintenance and may also contribute to increased maintenance needs and down time. If our CTX 9000 DSi product does experience additional maintenance needs beyond that of our CTX 2500 and CTX 5500 DS products, our customers may not purchase this product in favor of our CTX 2500 and CTX 5500 DS products or the products of our competitors.

We may seek to grow by acquisition, which subjects us to substantial risks, including the failure to successfully integrate an acquired business.

     As part of our growth strategy, we may expand our business by pursuing selected acquisitions of technologies and companies that offer complementary products, services, technologies or market access. Our ability to grow by acquisition depends upon the availability of acquisition candidates at acceptable prices. We may incur costs in connection with our pursuit of acquisitions for which we are responsible regardless of whether the acquisitions are actually consummated. Future acquisitions by us could result in dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and expenses related to acquired operations and assets, any of which could harm our business and our operating results. Acquisitions entail numerous risks and we may not realize the expected benefits of these transactions. These risks include:

•	difficulties in the assimilation of acquired operations, technologies and products;

•	diversion of management’s attention from other business concerns;

•	lack of experience operating in the geographic market or industry sector of acquired companies;

•	exposure to unanticipated contingent liabilities of acquired companies; and

•	potential loss of key employees of acquired companies.

     The process of integrating supply and distribution channels, computer and accounting systems and other aspects of operations, while managing a larger entity, may present a significant challenge to our management. We may not be able to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future. In such case, we would not fully realize the anticipated benefits of a business combination, and the failure of such efforts would harm our business. Maintaining uniform standards, controls, procedures and policies may be harder than we anticipate and interfere with efficient administration of the company as a whole.

     For example, on March 31, 2003, we completed the acquisition of Yxlon International Holding GmbH. Yxlon is active in businesses that are new to us and present a challenge to our management. In order to successfully integrate Yxlon’s security technologies and products, we must, among other things, integrate these into our suite of products, both from an engineering and a sales and marketing perspective. As a result, we may take longer to develop and introduce new products than we anticipate. In addition, we do not have experience developing, marketing and selling products in the non-destructive testing business, and we may not be successful competing for customers in industries with which we are unfamiliar. The difficulties of integration of Yxlon may be further complicated by the geographic distance between our U.S. offices and Yxlon’s headquarters, which are located in Germany. If we are not successful in integrating Yxlon’s security technologies into our product line, or in managing Yxlon’s non-destructive testing business, we may incur additional expenses or lose revenue opportunities for Yxlon and us, and our business results may suffer.

Our strategic investments may not provide any of the benefits we anticipate, and as a result, we may incur economic losses or be required to write-down these investments.

     From time to time, we consider strategic investments in development-stage companies that we believe provide strategic opportunities for us, such as our recent investment in SafeView, Inc., which is developing portal systems for passenger screening. Although we intend that these investments will provide access to new technologies and emerging markets, we cannot assure you that these investments will create opportunities for us to increase our sales. If these companies are unsuccessful in their product development efforts or are unable to obtain additional private financing, we may be required to write-down these investments or we may lose some or all of these investments, which would harm our results.

If our EDS products fail to detect explosives, we could be exposed to product liability and related claims for which we may not have adequate insurance coverage, and we may lose current and potential customers.

     Our business exposes us to potential product liability risks, which are inherent in the manufacturing, sale and maintenance of EDS products. Our machines are not designed to detect, and FAA/TSA certification does not require, 100% detection of any and all explosives contained in scanned baggage. For this reason, or if our products malfunction, it is possible that explosive material could pass undetected through our products, which could lead to product liability claims. There are also many other factors beyond our control that could lead to liability claims, such as the reliability and competence of the customer’s operators and the training of the operators.

     For example, InVision and our subsidiary, Quantum Magnetics, were named as defendants in a number of lawsuits relating to the terrorist acts of September 11, 2001, even though InVision and Quantum did not, as of September 11, 2001, have any passenger or carry-on baggage screening equipment at security checkpoints in any of the airports from which the hijacked airplanes departed. Amended Master Complaints controlling over the individual complaints filed by plaintiffs in the In re: September 11 Litigation have effectively dismissed these claims against InVision and Quantum Magnetics. The cost of defending product liability claims such as these, and other product liability claims, brought against us could be significant and any adverse determination may result in liabilities in excess of our insurance coverage. We currently have product liability insurance in the amount of $200.0 million. We also have war and terrorism insurance in the amount of $200.0 million, including up to $50.0 million under our product liability insurance. We cannot be certain that our current insurance can be maintained, or additional insurance coverage could be obtained, on acceptable terms, if at all.

     In addition, the failure of any EDS product to detect explosives, even if due to operator error and not to the mechanical failure of an EDS product, could result in public and customer perception that our products do not work effectively, which may cause potential customers to not place orders and current customers to cancel orders already placed or to not place additional orders, any of which would harm our business and financial results.

We substantially depend on large orders from a limited number of customers. As a result, order cancellations from any of our customers or the failure of these customers to continue to purchase EDS products could have a material negative impact on our business and financial results.

     In any given fiscal quarter or year, our revenues are derived from orders of multiple units of our EDS products from a limited number of customers. Through March 28, 2004, substantially all of our orders from U.S. customers have been funded by the FAA and the TSA, which allocate our products to airports in the United States. EDS product and service sales to the FAA, and following the formation of the TSA, to the TSA, accounted for 38.1% of our total revenues in the quarter ended March 28, 2004 and 84.2% of our total revenues in the quarter ended March 30, 2003. In the quarter ended March 28, 2004, six customers accounted for all of our EDS units sold during the quarter, and in the quarter ended March 30, 2003, eight customers accounted for all of our EDS products sold during the quarter. The failure of these customers, particularly the U.S. government, to continue to purchase our EDS products or the cancellation of existing orders would harm our business.

The U.S. government’s right to use technology developed by us, but funded by the U.S. government, limits our intellectual property rights.

     In accordance with Federal Acquisition Regulations included in our development contracts with the FAA, the U.S. government has rights to use our proprietary technologies developed after the award of the development contract and funded by the development contract. The U.S. government may use these rights to produce or have produced for the U.S. government competing products using CT technology found in our existing EDS products as well as our CTX 1000 model, which has not yet been certified by the TSA. With respect to Quantum, the U.S. government retains the same rights to the passive magnetic technology found in the quadrupole resonance, or QR, technology. In the event that the U.S. government were to exercise these rights, our competitive position in supplying the U.S. government with certified CT-based explosives detection systems and/or the Quantum products would be harmed.

The sales cycle for our EDS products is lengthy, and we may expend a significant amount of effort in obtaining sales orders and not receive them.

     The sales cycle of our EDS products is often lengthy due to the protracted approval process that typically accompanies large capital expenditures and the time required to manufacture and install our EDS products. Typically, six to twelve months may elapse between a new customer’s initial evaluation of our systems and the execution of a contract. Another three months to a year may elapse prior to shipment of our EDS products as the customer site is prepared and our EDS products are manufactured. In addition, in the United States, budgetary debates in Congress, may result in additional delays in the purchase of additional EDS products. During the sales cycle we expend substantial funds and management resources but recognize no associated revenue.

Our backlog is not necessarily indicative of future revenues.

     We measure our backlog of product revenues as orders for systems and upgrades for which contracts or purchase orders have been signed, but which have not yet been shipped. We measure our backlog of service revenues as orders for maintenance related to product support for which contracts have been signed, but maintenance service has not yet been performed. We typically ship our products within three to twelve months after receiving an order. However, such shipments may be affected by delays which occur in the delivery of components to us or our readiness to accept delivery of components for reasons of site preparation or otherwise. In some instances, shipments may be made more quickly depending on our ability to build machines to order and our customers’ demand for immediate delivery.

      Quantum’s contract research and development backlog includes funded and unfunded awards from government agencies for which services have not yet been performed. At March 28, 2004, Quantum’s contract research and development backlog was $10.7 million, $6.0 million of which was funded.

     Any failure by us to meet an agreed upon schedule could lead to the cancellation of the related order. Variations in the size, complexity and delivery requirements of the customer order may result in substantial fluctuations in backlog from period to period. In addition, all orders are subject to cancellation or delay by the customer and, accordingly, we cannot assure investors that our backlog will eventually result in revenues. For these reasons, we believe that backlog cannot be considered a meaningful indicator of our performance on an annual or quarterly basis.

Our international sales subject us to risks that could materially harm our business.

     Sales to countries other than the United States accounted for 49.1% of our total revenues in the quarter ended March 28, 2004. It is part of our growth strategy to increase our international operations. A number of factors related to our international sales and operations could adversely affect our business, including:

•	changes in domestic and foreign regulatory requirements;

•	political instability in the countries where we sell products;

•	possible foreign currency controls;

•	fluctuations in currency exchange rates;

•	our ability to protect and utilize our intellectual property in foreign jurisdictions;

•	tariffs, embargoes or other barriers;

•	difficulties in staffing and managing foreign operations;

•	difficulties in obtaining and managing distributors; and

•	potentially negative tax consequences.

     Further, the sale of some of our products outside the United States is subject to compliance with the U.S. International Traffic in Arms Regulations and Export Administration Regulations. Our failure to obtain the requisite licenses, meet registration standards or comply with other government export regulations, may affect our ability to generate revenues from the sale of our products outside the United States, which could harm our business. In particular, some of our EDS products and our landmine detection equipment are deemed regulated military devices subject to export restrictions under the U.S. Department of State regulations. Consequently, these regulations may make these products more difficult to sell to a number of countries. Compliance with government regulations may also subject us to additional fees and costs. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position.

Exchange rate fluctuations could cause a decline in our financial condition and results of operations.

     In 2003, the cost of certain international currencies has increased due to fluctuations in the exchange rate of the U.S. dollar against the euro. As a result of our international operations and recently acquired Yxlon operations, we generate a significant portion of our net sales and incur a significant portion of our expenses in currencies other than the U.S. dollar, primarily the euro. Future fluctuations in this exchange rate could adversely affect our results because we pay our non-U.S. employees and certain suppliers in local currencies, and, in some cases, our sales contracts are denominated in local currencies. From time to time, as and when we determine it is appropriate and advisable to do so, we will seek to mitigate the effect of exchange rate fluctuations through the use of derivative financial instruments. We cannot assure you, however, that we will continue this practice or be successful in these efforts.

      Yxlon generally transacts business in euros. Consequently, its financial condition and results of operations are reported in euros and then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, appreciation of the U.S. dollar against the euro will have a negative impact on our reported revenues and operating profit while depreciation of the U.S. dollar against the euro will have a positive effect on reported revenues and operating profit. However, Yxlon’s customer contracts that are denominated in U.S. dollars will be adversely affected by the depreciation of the U.S. dollar.

We may have warranty claims that exceed our reserves.

     Our EDS products are typically sold with one-year warranties. We have established reserves for the liability associated with product warranties based on historical experience with warranty claims. However, our actual warranty costs, including actual material usage or service delivery costs, may exceed our reserves, which could have an adverse effect on our operating results.

We may not be selected to provide post-warranty service on our CTX products, and if we are selected to provide post-warranty services, these services may not be profitable for us.

     We offer to our customers the opportunity to buy a service contract from us, which provides for scheduled maintenance, repairs and parts once a warranty period on a CTX product has expired (which is typically a one-year period). If we are not selected to provide post-warranty service, this would harm our business. Some of our post-warranty service contracts contain fixed pricing terms. If our actual costs, including actual material usage or service delivery costs, exceed our revenues under these service agreements, our operating results could be adversely affected. We are currently in negotiations for the renewal of our agreement to provide service to our CTX products owned by the TSA. We cannot assure investors that the agreement will be renewed, or will be renewed on financially advantageous terms. In addition, historically, we have sold service contracts on most eligible CTX products deployed internationally. We may not achieve this level of service contract sales in the future.

Our inability to adapt to rapid technological change could impair our ability to remain competitive.

     The EDS industry may undergo significant technological development in response to increased demand for aviation security products. A fundamental shift in technology in our product markets could harm us, because we derive substantially all of our revenues from sales of EDS products and services.

     We anticipate that we will incur significant expenses in the design and initial manufacturing and marketing of new products and services. Our competitors may implement new technologies before we are able to, allowing them to provide more effective products at more competitive prices. Future technological developments could:

•	adversely impact our competitive position;

•	require write-downs of obsolete technology;

•	require us to discontinue production of obsolete products before we can recover any or all of our related research, development and commercialization expenses; or

•	require significant capital expenditures beyond those currently contemplated.

     We cannot assure investors that we will be able to achieve the technological advances to remain competitive and profitable, that new products and services will be developed and manufactured on schedule or on a cost-effective basis, that anticipated markets will exist or develop for new products or services, or that our existing products and services will not become technologically obsolete.

The EDS industry is highly competitive. Given the anticipated continuing demand for airport security products, competition may increase.

     The EDS industry is intensely competitive and we may not compete successfully. As a result of increased demand for security systems, additional companies may enter the EDS industry. Some of our competitors, including L-3 Communications Holdings, Inc. and many of the potential new entrants into the EDS industry, have financial, technical, production and other resources substantially greater than ours. We believe that some of our competitors have EDS products undergoing TSA certification. Our failure to compete successfully could result in lost sales and could hamper our financial results.

We depend on key management and personnel and may not be able to retain those employees or recruit additional qualified personnel.

     We believe that our future success will be due, in part, to the continued services of our senior management team. We do not have long-term employment agreements with any of our executive officers. Losing the services of one or more members of our management team could negatively affect our business and our expansion efforts. We do not maintain key person life insurance policies for members of our management. We could be seriously harmed by the loss of any of our executive officers. The implementation of our growth strategy will require that we recruit additional members of our senior management team. In addition, in order to manage our growth, we will need to recruit and retain additional skilled personnel, such as advanced engineering professionals. Our failure to recruit qualified employees in a timely manner and retain them could harm our business and our ability to continue to grow.

Natural disasters, including earthquakes, may damage our facilities.

     Our corporate and manufacturing facilities in California are located near major earthquake faults, which have experienced earthquakes in the past. In the event of a major earthquake or other natural disaster, our facilities may sustain significant damage and our operations could be harmed.

Our business could be harmed if we fail to properly protect our intellectual property.

     Our success depends in part on our ability to protect our intellectual property. Although we attempt to protect our intellectual property in the United States and other countries through various methods such as patents and patent applications, trademarks, copyrights and non-disclosure agreements, there can be no assurance that we will successfully protect our technology or that competitors will not be able to develop similar technology independently.

     We have two U.S. patents for automatic concealed object detection systems using a pre-scan stage as used in our CTX products. These patents expire in 2010 and 2011. The patents have not prevented competitors from developing CT-based products which do not use a pre-scan stage. The time period for filing foreign counterparts of our two U.S. EDS patents has expired, and we did not seek or obtain patent protection. The absence of foreign counterparts to our patents could adversely affect our ability to prevent a competitor from using technology similar to technology used in our CTX products. We also have a U.S. patent for a mechanical radiation shield for our CTX 9000 DSi model, which expires in 2021. We rely on this technology to increase the speed of the baggage inspection process. We have filed other applications in the United States and Europe for patents covering other features contained in our CTX 9000 DSi model. We cannot assure investors that the claims allowed under any patents held by us will be sufficiently broad to protect our technology against competition from third parties with similar technologies or products. In addition, we cannot assure investors that any patents issued to us will not be challenged, invalidated or circumvented or that the rights granted under these patents will provide a competitive advantage to us. Moreover, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and we could experience various obstacles and high costs in protecting our intellectual property rights in foreign countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our intellectual property.

     We also rely on trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We have taken measures to protect our trade secrets and know-how, including the use of confidentiality agreements with our employees. It is possible that these agreements may be breached and that the available remedies for any breach will not be sufficient to compensate us for damages incurred.

Litigation may be necessary to enforce or defend against claims of intellectual property infringement, which could be expensive and, if we lose, could prevent us from selling our products.

     Litigation may be necessary in the future to enforce our patents and other intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of the outcome, could be costly and require significant time and attention of key members of our management and technical personnel.

     Our domestic and international competitors, many of whom have substantially greater resources and have made substantial investments in competing technologies, may have patents that will prevent, limit or interfere with our ability to manufacture and sell our products. We have not conducted an independent review of patents issued to third parties. Because of the perceived market opportunity we face, companies possessing technology rights that they believe we might be infringing will now be much more motivated to assert infringement of their rights. These third parties may assert infringement or invalidity claims against us and litigation may be necessary to defend against these claims. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease selling our products. Even successful defenses of patent suits can be costly and time-consuming.

We have received significant amounts of funding from government grants and contracts. We cannot assure investors that we will continue to receive this level of funding for future product development.

     The U.S. government currently plays an important role in funding the development of EDS technology and sponsoring its deployment in U.S. airports. We performed reimbursable research and development for EDS products pursuant to FAA and TSA grants and contracts totaling $524,000 in the quarter ended March 28, 2004, $3.1 million for the year ended December 31, 2003, and $886,000 for the year ended December 31, 2002. This is a significant reduction from the $8.3 million for reimbursable research and development for EDS products from FAA grants and contracts in the year ended December 31, 2001. We are also aware that other competitors and potential competitors in the EDS market have received FAA and TSA development grants. The U.S. government also currently funds almost all of the development of Quantum products, including QR and passive magnetic sensing. We had contract research and development revenues from the U.S. government for the development of Quantum products of $2.9 million for the quarter ended March 28, 2004, $13.1 million for the year ended December 31, 2003 and of $12.1 million for the year ended December 31, 2002. We cannot assure investors that additional research and development funds from the government will become available in the future or that we will receive any of these additional funds. If the government fails to continue to sponsor our technology, we would have to expend more resources on product development, which could adversely affect our business. In addition, any future grants to our competitors may improve their ability to develop and market advanced detection products and cause our customers to delay any purchase decisions, which could harm our ability to market our products.

Substantial leverage and debt service obligations may adversely affect our cash flow.

     As a result of the convertible debt offering that we completed in September 2003, our debt service obligations increased substantially. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We may also add equipment loans and lease lines to finance capital expenditures and may obtain additional long-term debt, working capital lines of credit and lease lines.

     Our substantial leverage could have significant negative consequences, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	placing us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

Risks Related to Ownership of the Notes and Our Common Stock

The price of our common stock, and consequently the trading price of the notes, may fluctuate significantly.

     The trading price of our common stock has been and may continue to be subject to large fluctuations and, therefore, the trading price of the notes may fluctuate significantly, which may result in losses to investors. If the proposed merger with GE is not completed, or there is heightened uncertainty about whether it will be completed, our stock price may increase or decrease in response to a number of events and factors, including:

•	the level and changing nature of terrorist activity;

•	legislative and regulatory developments related to anti-terrorism efforts or aviation security;

•	our quarterly operating results or those of other explosives detection companies;

•	the public’s reaction to our press releases, announcements and our filings with the Securities and Exchange Commission;

•	our announcement of an acquisition or strategic investment;

•	changes in earnings estimates or recommendations by research analysts;

•	changes in our relationships with customers; and

•	developments affecting our competitors.

     The market price of our common stock has fluctuated dramatically since the terrorist attacks of September 11, 2001. For example, immediately prior to September 11, 2001, our common stock closed at $3.11 per share. Since that date, our closing stock price has risen to a high of $48.29 per share on March 12, 2002. During 2003, our closing stock price fluctuated from a low of $20.33 per share to a high of $34.41 per share. During the period from January 1, 2004 through March 12, 2004, the last trading day prior to the announcement of the proposed acquisition of InVision by GE, our closing stock price fluctuated from a low of $32.56 per share to a high of $42.58 per share. In addition, the stock market has periodically experienced significant price and volume fluctuations that have particularly affected the market prices of common stock of technology companies. These changes have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also negatively affect the market price of our common stock and the notes.

The notes are unsecured, and future indebtedness could effectively rank senior to the notes.

     The notes are unsecured and rank equal in right of payment with our existing and future unsubordinated and unsecured indebtedness. The notes are effectively subordinated in right of payment to any secured debt to the extent of the value of the assets that secure the indebtedness. The notes are also “structurally subordinated” in right of payment to all indebtedness and other liabilities, including trade payables and lease obligations, of our existing and future subsidiaries. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

     On March 28, 2003, we had $54.3 million of indebtedness (all of which was secured and is effectively senior to the notes). Our subsidiaries had $30.7 million of outstanding liabilities (excluding intercompany liabilities), which are effectively senior to the notes.

     The indenture governing the notes does not prohibit or limit us or our subsidiaries from incurring additional indebtedness and other liabilities, or from pledging assets to secure such indebtedness and liabilities. The incurrence of additional indebtedness and in particular the granting of a security interest to secure the indebtedness, could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we will incur additional indebtedness in the future.

We may not have the ability to purchase the notes.

     Upon the occurrence of a change in control, we are required under the indenture governing the notes to purchase all outstanding notes tendered to us by the holders of such notes. In addition, you may require us to purchase your notes on October 1, 2008, October 1, 2013 or October 1, 2018. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the purchase price for all notes tendered by the holders and future credit agreements may restrict our ability to make such payments. A change in control would require us to prepay outstanding loans under our Loan and Security Agreement with Silicon Valley Bank, dated November 8, 2000, as amended, which could limit our ability to purchase any notes. Any future credit agreements or other agreements relating to other indebtedness to which we become a party may contain similar provisions. Any failure to purchase the notes when required will result in an event of default under the indenture. For more information, see “Description of Notes-Purchase at Option of the Holder” and “Description of Notes-Purchase at Option of Holders Upon a Change in Control.”

The notes are not protected by restrictive covenants.

     The indenture governing the notes does not contain any financial or operating controls or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. For example, the indenture does not restrict our ability in the future to enter into additional credit facilities that may be secured and accordingly effectively senior to the notes. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control involving us, except to the extent described under “Description of Notes.”

There is no public market for the notes, and a market for the notes may not develop.

     There is no established public trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or other stock market. At the time of the initial issuance of the notes in September 2003, the initial purchaser advised us that it intended to make a market in the notes. However, the initial purchaser is not obligated to make a market and may discontinue this market-making activity at any time without notice. In addition, market-making activity by the initial purchaser will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, a market for the notes may not be maintained. If an active market for the notes fails to be sustained, the trading price of the notes could decline significantly.

The conditional feature of the notes could result in you receiving less than the value of the shares into which the notes are convertible.

     The notes are convertible into shares only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the shares into which the notes would otherwise be convertible.

The notes may not be rated or may receive a lower rating than anticipated, which may harm the market price of the notes and our common stock.

     The notes have not been rated and we believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock would be harmed.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

     We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments on the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. Our certificate of incorporation provides for 5,000,000 shares of preferred stock which our board of directors may issue with terms determined by them without stockholder approval, a classified board of directors serving staggered three-year terms, restrictions on who may call a special meeting of stockholders and a prohibition on stockholder action by written consent. These provisions of Delaware law and in our charter documents could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock and the notes.

We may not pay cash dividends.

     We have not declared or paid any cash dividends on our capital stock previously, and we have agreed not to pay cash dividends under our current bank line of credit. Historically, we have retained earnings, if any, to support the development of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs.

We may become subject to costly and time-consuming class action litigation following significant changes in our stock price.

     In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such a company. Were such litigation to be commenced against us, we would incur substantial costs and there would be diversion of our management’s attention and resources, which could materially harm our business, results of operations and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including those in the section entitled “Risk Factors” and in our filings with the SEC, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are incorporated by reference in this prospectus. Actual results may vary materially from these forward-looking statements as a result of these and other risks.

     Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate” and variations of these words and similar expressions are intended to identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless we are required to do so by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

     Market data used or incorporated by reference in this prospectus, including information relating to our relative position in the explosives detection systems industry, is based on independent industry sources, other publicly available information and the good faith estimates of our management. Although we believe that such sources are reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified.

RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,					Three Months Ended

	1999	2000	2001	2002	2003	March 30, 2003	March 28, 2004

Ratio of earnings to fixed charges (1)	1.50	—	4.42	138.25	37.55	250.28	6.67

(1)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we estimate to be representative of interest. Earnings, as defined, were not sufficient to cover fixed charges by $1.8 million for the fiscal year ended December 31, 2000.

USE OF PROCEEDS

     We will not receive any of the proceeds from the selling securityholders’ sale of the notes or shares of our common stock issuable upon conversion of the notes.

SELLING SECURITYHOLDERS

     The following table presents the name of each selling securityholder and the principal amount of notes and number of shares of common stock that each selling securityholder may offer under this prospectus. In September 2003, the notes were originally issued by us and sold by the initial purchaser in transactions exempt from the registration requirements of the Securities Act. To our knowledge, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

     Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned. The principal amounts of notes provided in the table below are based on information provided to us by each of the selling securityholders as of May 21, 2004. The number of shares of common stock that may be sold is calculated based on the current conversion rate of 31.25 shares of common stock per $1,000 principal amount in notes. With the exception of the holders noted in the table below, if each selling securityholder named below converted all of its notes, each would own less than 1% of our outstanding common stock. The percentage of common stock outstanding is calculated based on 17,529,957 shares of our common stock outstanding as of May 15, 2004.

     Since the selling stockholders provided this information, each of them may have sold, transferred or otherwise disposed of all or a portion of their notes in a transaction exempt from the registration requirements of the Securities Act. The information in this table assumes that holders of the securities do not beneficially own any shares of our common stock other than common stock into which the notes are convertible. Information concerning additional selling securityholders not identified in this prospectus shall be set forth in post-effective amendments or supplements. Transferees, successors and donees of selling stockholders identified in this prospectus may be named in supplements to this prospectus. In addition, the conversion rate, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

	Principal amount
	of notes
	beneficially		Shares of		Percentage of
	owned that	Percentage of notes	common stock		common stock
Name of beneficial owner	may be sold	outstanding	that may be sold(1)		outstanding

AIG DKR Soundshore Opportunity Holding Fund Ltd. (2)	$1,500,000	1.2%	46,875		*
Alexian Brothers Medical Center (3)	150,000	*	4,687		*
Aloha Airlines Non-Pilot Pension Trust (3)	90,000	*	2,812		*
Aloha Pilots Retirement Trust (3)	45,000	*	1,406		*
Asymmetrical Convertible Fund Ltd.	2,000,000	1.6%	62,500		*
Barclays Global (4)	31,000	*	968		*
BNP Paribas Equity Strategies, SNC (5)	7,547,000	6.0%	235,843	(6)	1.3%
CALAMOS® Market Neutral Fund — CALAMOS® Investment Trust (7)	1,000,000	*	31,250		*
Canyon Capital Arbitrage Master Fund, Ltd. (8)	2,400,000	1.9%	75,000		*
Canyon Value Realization Fund, L.P. (8)	1,200,000	1.0%	37,500		*
Canyon Value Realization Fund (Cayman) Ltd. (8)	3,280,000	2.6%	102,500		*
Canyon Value Realization Fund Mac 18, Ltd. (RMF) (8)	480,000	*	15,000		*
C & H Sugar Company Inc. (3)	110,000	*	3,437		*
Citigroup Global Markets Inc. (9)	4,750,000	3.8%	148,437		*
CNH CA Master Account, L.P. (10)	500,000	*	15,625		*
Context Convertible Arbitrage Fund, LP (11)	1,800,000	1.4%	56,250		*
Context Convertible Arbitrage Offshore, Ltd (12)	3,550,000	2.8%	110,937		*
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P. (13)	8,185,000	6.5%	255,781		1.5%
Davis Appreciation and Income Fund (DAIF) (14)	2,300,000	1.8%	71,875	(15)	*
Deutsche Bank Securities Inc. (16)	750,000	*	23,437		*
Hawaiian Airlines Pilots Retirement Plan (3)	80,000	*	2,500		*
ING Convertible Fund	2,500,000	2.0%	78,125		*
ING VP Convertible Portfolio	45,000	*	1,406		*
KBC Financial Products USA Inc. (17)	1,705,000	1.4%	53,281		*
Lighthouse Multi-Strategy Master Fund LP (18)	300,000	*	9,375		*
Lyxor/Context Fund LTD (19)	25,000	*	781		*
Lyxor/Convertible Arbitrage Fund, Limited (20)	580,000	*	18,125		*
Mariner LDC (21)	500,000	*	15,625		*

	Principal amount
	of notes
	beneficially		Shares of		Percentage of
	owned that	Percentage of notes	common stock		common stock
Name of beneficial owner	may be sold	Outstanding	that may be sold(1)		outstanding

Maystone Continuum Master Fund, LTD. (22)	1,500,000	1.2%	46,875		*
Mellon HBV Master Multi-Strategy Fund LP (23)	250,000	*	7,812		*
Merrill Lynch, Pierce, Fenner & Smith Incorporated	5,720,000	4.6%	178,750		1.0%
National Bank of Canada (19)	1,275,003	1.0%	39,843		*
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.(24)	3,000,000	2.4%	39,843		*
Nomura Securities International, Inc. (25)	6,000,000	4.8%	187,500	(26)	1.1%
Pioneer High Yield Fund (8)	8,500,000	6.8%	265,625		1.5%
Polaris Vega Fund L.P. (27)	600,000	*	18,750		*
Quest Global Convertible Fund Ltd. (28)	1,700,000	1.4%	53,125		*
Relay Fund (4)	31,000	*	968		*
RMF MAC 16 (4)	120,000	*	3,750		*
Royal Bank of Canada (Norshield) (19)	25,000	*	781		*
Satellite Convertible Arbitrage Master Fund, LLC (29)	5,200,000	4.2%	162,500		*
Scorpion Offshore Investment Fund (4)	175,000	*	5,468		*
SG Cowen Securities Corporation (30)	4,000,000	3.2%	125,000		*
Singlehedge U.S. Convertible Arbitrage Fund (31)	1,954,000	1.6%	61,062		*
SP Holdings (4)	93,000	*	2,906		*
Standard Global Equity Partners II, L.P. (4)	751,000	*	23,468		*
Standard Global Equity Partners II, LP (4)	29,000	*	906		*
Standard Global Equity Partners SA, LP (4)	293,000	*	9,156		*
Standard Pacific Capital Offshore Fund (4)	2,477,000	2.0%	77,406		*
State Of Oregon/SAIF Corporation (3)	2,350,000	1.9%	73,437		*
Sturgeon Limited (32)	1,084,000	*	33,875		*
Sunrise Partners Limited Partnership (33)	14,250,000	11.4%	445,312	(34)	2.5%
Topanga XI (35)	640,000	*	20,000		*
Tribeca Investments LTD	10,000,000	8.0%	312,500		1.8%
UBS AG London (36)	5,000,000	4.0%	156,250		*
US Bancorp Piper Jaffray (37)	3,000,000	2.4%	93,750		*
Univest Convertible Arbitrage Fund II LTD (Norshield) (38)	25,000	*	781		*
U.S. Bank FBO Benedictine Health Systems (3)	140,000	*	4,375		*
Wachovia Bank National Association	400,000	*	12,500		*
Wachovia Securities International LTD	7,500,000	6.0%	234,375		1.3%
Donees of selling securityholders (39)					*

*	Less than 1%

(1)	The numbers in this column include the notes held by each beneficial owner, as converted to shares of our common stock at the current conversion rate of 31.25 shares of common stock per $1,000 principal amount of notes. However, this conversion rate is subject to adjustment as described under “Description of Notes-Conversion of Notes.” As a result, the amount of common stock issuable upon conversion of the notes in the future may increase or decrease.

(2)	DKR Capital Partners L.P. (“DKR LP”) is a registered investment adviser with the SEC and, as such, is the investment manager to this selling securityholder. DKR LP has retained certain portfolio managers to act as the portfolio managers to this selling securityholder managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive power and shared voting power over these securities.

(3)	Froley Revy Investment Co., Inc. serves as investment advisor to this selling securityholder. Ann Houlihan of Froley Revy Investment Co., Inc. has sole dispositive and voting power over these securities.

(4)	Standard Pacific Capital LLC serves as investment advisor to this selling securityholder. Andrew Midler and Charlies Dicke of Standard Pacific Capital LLC have shared dispositive power and shared voting power over these securities.

(5)	Cooper Neff Advisors, Inc. serves as investment advisor to this selling securityholder. CooperNeff Advisors, Inc., which is an indirect and wholly-owned subsidiary of BNP Paribas, S.A., has sole dispositive and voting power over these securities. In addition, this selling securityholder has represented that it is an affiliate of a registered broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(6)	In addition to the shares of common stock that the notes are convertible into, this selling securityholder beneficially owns 790 shares of our common stock, which are not being registered under this prospectus.

(7)	Nick Calamos is the Chief Investment Advisor and head of investments for Calamos Asset Management. Mr. Calamos has sole voting and sole investment power over these securities.

(8)	Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evensen and K. Robert Turner are the managing partners of these selling securityholders. Messrs. Friedman, Julis, Evensen and Turner share dispositive and voting power over these securities. In addition, these selling securityholders have represented that each is an affiliate of a registered broker-dealer. See “Plan of Distribution” for required disclosure on these selling securityholders.

(9)	This selling securityholder has represented that it is an affiliate of a registered broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder

(10)	Robert Krail, Mark Mitchell and Todd Pulvino are investment principals of CNH Partners, LLC (“CNH”), which serves as investment advisor to this selling securityholder. Messrs. Krail, Mitchell and Pulvino act on behalf of CNH and CNH has sole voting and dispositive power over these securities.

(11)	This selling securityholder has identified itself as a registered broker-dealer and, accordingly, may be deemed an underwriter of these securities. See “Plan of Distribution” for required disclosure on this selling securityholder. Michael Rosen and William Fertig are managing members of Context Capital Management, LLC (“Context LLC”) and Context LLC is the general partner for this selling securityholder. Convertible Arbitrage Fund, LP., Mr. Rosen and Mr. Fertig share dispositive power and share voting power over these securities.

(12)	Michael Rosen and William Fertig share dispositive power and share voting power over these securities.

(13)	CooperNeff (Cayman) Ltd. (“CooperNeff Ltd.”), the sole general partner of this selling securityholder, is an indirect and wholly-owned subsidiary of BNP Paribas, S.A., and has sole dispositive and voting power over these securities.

(14)	Anthony Frazia has sole voting and dispositive power over these securities.

(15)	In addition to the shares of common stock that the notes are convertible into, this selling securityholder beneficially owns 76,600 shares of our common stock, which are not being registered under this prospectus.

(16)	Tom Sullivan has sole dispositive and voting power over these securities. In addition, this selling securityholder has identified itself as a registered broker-dealer and, accordingly, may be deemed an underwriter of these securities. See “Plan of Distribution” for required disclosure on this selling securityholder.

(17)	Luke Edwards is managing director of this selling securityholder. Mr. Edwards has sole dispositive and voting power over these securities. In addition, this selling securityholder has identified itself as a registered broker-dealer and, accordingly, may be deemed an underwriter of these securities. See “Plan of Distribution” for required disclosure on this selling securityholder.

(18)	Frank Campana and James Doolin, CEO and President, respectively, of Quest Investment Management LLC, the investment advisor to this selling security holder, share dispositive power and share voting power over these securities.

(19)	Context Capital Management, LLC serves as investment advisor to this selling securityholder. Michael Rosen and William Fertig are managing members of Context Capital Management, LLC. Mr. Rosen and Mr. Fertig share dispositive power and share voting power over these securities. This selling securityholder has identified itself as an affiliate of a registered broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(20)	Lyxor Asset Management and CooperNeff Convertible Strategies (Cayman) Master Fund, L.P., another selling securityholder share dispositive power and share voting power over these securities. See footnote 10 for additional information regarding CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.

(21)	Mariner Investment Group Inc. and William J. Michaelcheck share dispositive power and share voting power over these securities.

(22)	Maystone Partners, LLC, acting as Investment Manager of this selling securityholder, and Henry J. Pizzutello and Mark R. Connors, acting as managing members, share dispositive power and share voting power over these securities.

(23)	This selling securityholder has identified itself as an affiliate of a registered broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(24)	Putnam Lovell NBF Securities Inc. serves as investment advisor to this selling securityholder. Robin Shah and Alexander Robinson, directors of Putnam Lovell NBF Securities Inc. have shared dispositive power and shared voting power over these securities. This selling securityholder has identified itself as an affiliate of a registered broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(25)	Robert Citrino is the managing director of this selling securityholder and has sole dispositive and sole voting power over these securities. In addition, this selling securityholder has identified itself as a registered broker-dealer and, accordingly, may be deemed an underwriter of these securities. See “Plan of Distribution” for required disclosure on this selling securityholder.

(26)	In addition to the shares of common stock that the notes are convertible into, this selling securityholder beneficially owns 32 shares of our common stock, which are not being registered under this prospectus.

(27)	Gregory R. Levinson has sole dispositive and voting power over these securities.

(28)	Frank Campana and James Doolin, CEO and President, respectively, of Quest Investment Management LLC, the investment advisor to this selling security holder, share dispositive power and share voting power over these securities.

(29)	Marty Brandt and Thomas Healy are directors of Satellite Asset Management L.P. and, as such, share dispositive and share voting power over these securities.

(30)	This selling securityholder has identified itself as a registered broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(31)	CooperNeff Advisors, Inc. serves as investment advisor to this selling securityholder. CooperNeff Advisors, Inc., which is an indirect and wholly-owned subsidiary of BNP Paribas, S.A., has sole dispositive and voting power over these securities.

(32)	CooperNeff Advisors, Inc. serves as investment advisor to this selling securityholder. CooperNeff Advisors, Inc. which is the indirect wholly-owned subsidiary of BNP Paribas, S.A., has sole dispositive and voting power over these securities.

(33)	Dawn General Partner Corp. is the general partner of this selling securityholder and is wholly-owned by S. Donald Sussman, who has sole dispositive and voting power over these securities. In addition, this selling securityholder has identified itself as an affiliate of a registered broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(34)	In addition to shares of common stock that the notes are convertible into, this selling securityholder beneficially owns 10,500 shares of our common stock, which are not being registered under this prospectus.

(35)	This selling securityholder has identified itself as an affiliate of a registered broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(36)	This selling securityholder has identified itself as an affiliate of a broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(37)	This selling securityholder has identified itself as a registered broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(38)	Context Capital Management, LLC serves as investment advisor to this selling securityholder. Michael Rosen and William Fertig are managing members of Context Capital Management, LLC. Mr. Rosen and Mr. Fertig share dispositive power and share voting power over these securities.

(39)	Includes securities received from selling securityholders after the effective date of the registration statement. Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than 500 or fewer shares common stock into which the notes are convertible at the conversion rate of 31.25 shares of common stock per $1,000 principal amount of notes, as adjusted from time to time.

PLAN OF DISTRIBUTION

     We are registering the notes, and shares of our common stock issuable upon conversion of the notes, on behalf of the selling securityholders. The selling securityholders acquired their notes from the initial purchaser who purchased the notes from us in September 2003. This prospectus covers the resale of the selling securityholders’ notes and the shares of common stock that we issue if and when their notes are converted. The selling securityholders are bound by a registration rights agreement with us. To our knowledge, the selling securityholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the sale of the securities covered by this prospectus.

     The selling securityholders may offer and sell notes or shares from time to time. In addition, a selling securityholder’s donees, pledgees, transferees and other successors in interest may sell notes or shares received from a selling securityholder after the date of this prospectus as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The securities covered by this prospectus may be sold from time to time directly by the selling securityholders or through underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions.

     The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Sales may be in transactions, which may involve block transactions, as follows:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on an exchange or quotation service or in the over-the-counter market; or

•	through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the securities covered by this prospectus and deliver such securities to close out these short positions, or loan or pledge registered securities to broker-dealers that in turn may sell them. The selling securityholders may also engage in similar transactions. In addition, securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act rather than under this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

     Transactions under this prospectus may or may not involve brokers or dealers. The selling securityholders may sell securities directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in selling securities. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders in amounts to be negotiated in connection with the sale. Broker-dealers or agents may also receive compensation in the form of discounts, concessions or commissions from the purchasers of securities for whom the broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might exceed customary commissions.

     Each selling securityholder that is an affiliate of a registered broker-dealer has represented to us that it purchased the securities in the ordinary course of business and that at the time of such purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

     The selling securityholders and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with sales of securities covered by this prospectus. As a result, any commission, discount or concession received by a broker-dealer and any profit on the resale of securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because selling securityholders may be deemed to be underwriters within the meaning of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The selling securityholders and any other person participating in a distribution of the notes or our common stock will be subject to the Exchange Act. The rules under the Exchange Act include Regulation M, which limits the timing of purchases and sales of the securities by participants in a distribution. In addition, Regulation M restricts the ability of any person engaged in a distribution to engage in market-making activities for the notes and common stock being distributed for a period of up to five business days before the distribution starts. This may affect the marketability of the notes and the shares and the ability of any person or entity to engage in market-making activities in the notes and shares. Each selling securityholder agreed that it will comply with Regulation M in connection with the securities cover by this prospectus.

     We will use our reasonable efforts to keep this shelf registration statement effective until the earliest of:

•	September 19, 2005;

•	the date when all of the registrable securities have been transferred pursuant to this shelf registration statement;

•	the date when the holders of the notes and common stock issuable upon conversion of the notes are able to sell such securities immediately without regard to the volume limitation provisions of Rule 144 under the Securities Act, or any successor provision, subject to permitted exceptions; and

•	the date when all of the notes and the shares of our common stock issuable upon conversion of the notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

     We are permitted to suspend the use of this prospectus for up to a total of 45 days in any 90-day period or a total of 90 days in any twelve-month period under circumstances relating to pending corporate developments, public filings with the SEC and similar events.

     We have agreed to pay the expenses of registering the notes and the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling securityholders must pay all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any selling securityholder.

     We and the selling securityholders have agreed to indemnify each other and other related parties against specified liabilities, including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of securities against liabilities, including liabilities arising under the Securities Act.

     Our common stock is listed on the NASDAQ National Market under the symbol “INVN.” We do not intend to apply for the listing of the notes on any securities exchange or for quotation through the NASDAQ National Market. Accordingly, we cannot assure you that the notes will be liquid or that any trading for the notes will develop.

DESCRIPTION OF NOTES

     The notes were issued under an indenture between us and U.S. Bank National Association, as trustee. The terms of the notes include those provided in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following description is a summary of the material provisions of the indenture and the registration rights agreement between us and the initial purchaser of the notes. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the notes. A copy of the indenture and registration rights agreement are listed as exhibits to the registration statement in connection with this prospectus.

     Terms not defined in this description have the meanings given to them in the indenture. In this section, the words “we,” “us,” “our” or “InVision” means InVision Technologies, Inc., but do not include any current or future subsidiary of InVision Technologies, Inc.

General

     The notes:

•	are our senior unsecured obligations;

•	rank on a parity in right of payment with all of our existing and future unsubordinated and unsecured debt; and

•	rank senior to all of our existing and future debt that expressly provides that it is subordinated to the notes.

     The notes are also effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and all existing and future debt and other liabilities of our subsidiaries.

     On March 28, 2003, we had $54.3 million of indebtedness (all of which was secured and is effectively senior to the notes). Our subsidiaries had $30.7 million of outstanding liabilities (excluding intercompany liabilities), which are effectively senior to the notes.

     The notes are convertible into our common stock as described under “ -Conversion Rights.” and will mature on October 1, 2023. The notes were issued in denominations of $1,000 and multiples of $1,000.

     We may redeem the notes at any time on or after October 1, 2008 as described under “-Optional Redemption” below. In the event of a change in control, you may require us to purchase the notes held by you as described under “-Purchase at Option of Holders Upon a Change in Control.” In addition, you may require us to purchase your notes on October 1, 2008, October 1, 2013 or October 1, 2018 in the manner described under “-Purchase at Option of the Holder.”

     The notes bear interest at the rate of 3% per year from September 19, 2003. Interest is payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2004, to holders of record at the close of business on the preceding September 15 and March 15, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, redemption or purchase by us at the option of the holder upon a change of control, interest will cease to accrue on the note under the terms of and subject to the conditions of the indenture.

     Principal is payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York.

     The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence by us or our subsidiaries of indebtedness. The indenture also does not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change in control of InVision, except to the extent described under “-Purchase at Option of Holders Upon a Change in Control.”

     The notes and the common stock issuable upon conversion of the notes may not be sold or otherwise transferred except in compliance with the provisions set forth below under “Notice to Investors.”

Conversion Rights

     The conversion rate is 31.25, which is equal to the number of shares per $1,000 principal amount of notes into which the notes are convertible, subject to adjustment as specified below. The initial conversion rate is equivalent to a conversion price of $32.00. The conversion price is equal to $1,000 principal amount of notes divided by the conversion rate. Unless we have previously redeemed or purchased the notes, you have the right to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date only under the following circumstances:

•	prior to October 1, 2021, on any date during any fiscal quarter (and only during such fiscal quarter) after the fiscal quarter ending September 28, 2003, if the closing sale price of our common stock was more than 110% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last day of the previous fiscal quarter;

•	on or after October 1, 2021, at all times on or after any date on which the closing sale price of our common stock is more than 110% of the then current conversion price of the notes;

•	until the close of business on the business day prior to the redemption date, if we elect to redeem the notes on or after October 1, 2008;

•	if we distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution;

•	if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration for such distribution;

•	upon the occurrence of specified corporate transactions, as described below; or

•	for the ten business day period after any five consecutive trading day period in which the average trading prices for the notes for such five trading day period was less than 98% of the average conversion value (as defined below) for the notes during that period; provided, that you may not convert your notes pursuant to this clause, if at the time of calculation, the closing sale price of shares of our common stock is greater than or equal to the then current conversion price of the notes and less than or equal to 110% of the then current conversion price of the notes.

     In the case of the fourth and fifth bullet points above, we must notify holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. In the case of a distribution identified in the fourth and fifth bullets above, the ability of a holder of notes to convert would not be triggered if the holder may participate in the distribution without converting.

     In addition to the above, if:

•	we are party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock would be converted into cash, securities or other property;

•	a change in control occurs; or

•	an event occurs that would have been a change in control but for the existence of one of the change in control exceptions under “-Purchase at Option of Holders Upon a Change in Control,”

then you may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into our common stock will be changed into a right to convert the notes into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its notes immediately prior to the transaction. If the transaction also constitutes a “change in control,” as defined below, the holder can require us to purchase all or a portion of its notes as described under “-Purchase at Option of Holders Upon a Change in Control.” If you have exercised your right to require us to purchase your notes as described under “-Purchase at Option of Holders Upon a Change in Control,” you may convert your notes into our common stock only if you withdraw your change in control purchase notice and convert your notes prior to the close of business on the business day immediately preceding the applicable purchase date.

     We define conversion value in the indenture to be equal to the product of the closing sale price of our shares of common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each note is convertible.

     You may convert all or part of any note by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

     As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

     No payment or adjustment for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our common stock at the close of business on the conversion date.

     You will be required to pay any transfer, stamp or similar taxes and duties relating to any transfer involved in the issue or delivery of our common stock on conversion in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all such taxes and duties, if any, payable by you have been paid.

     Except as set forth below, we will not make any payment or other adjustment for accrued interest on the notes or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except (1) for notes or portions of notes called for redemption or subject to purchase following a change in control on a redemption date or on a purchase date, as the case may be, with such date occurring during the period from the close of business on a record date and ending on the opening of business on the fifth business day after the interest payment date or (2) if you submit your notes for conversion between the record date for the final interest payment and the opening of business on the final interest payment date), you must pay funds equal to the interest payable on the principal amount being converted unless a default exists at the time of conversion. As a result of the foregoing provisions, if one of the exceptions described in the preceding sentence does not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period.

     The initial conversion rate set forth on the cover page of this prospectus will be adjusted for certain future events, including:

1.	the issuance of our common stock as a dividend or distribution on our common stock;

2.	certain subdivisions and combinations of our common stock;

3.	the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock or securities convertible into our common stock for a period of not more than 60 days at less than, or having a conversion price per share less than, the current market price of our common stock;

4.	the dividend or other distribution to all holders of our common stock of cash, property or securities (including shares of our capital stock), other than our common stock, but excluding those rights and warrants referred to in clause (3) above; and

5.	the purchase of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries.

     We will not make any adjustments if holders of notes may participate in the transactions described above without converting their notes.

     In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, as described in clause (4) above, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the NASDAQ National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

     No adjustment in the conversion rate is required unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

     In the case of:

•	any reclassification or change of our common stock (other than changes resulting from changes in par value or as a result of a subdivision or combination);

•	a consolidation, merger or combination involving us;

•	a sale or conveyance to another corporation of all or substantially all of our property and assets; or

•	any statutory share exchange,

in each case, as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification or change of our common stock, consolidation, merger, combination, sale, conveyance or statutory share exchange had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale, conveyance or statutory share exchange. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

     In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, in addition to the shares of common stock issuable upon such conversion, the rights related to such common stock pursuant to any future stockholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there shall not be any adjustment to the conversion rate as a result of:

•	the issuance of the rights;

•	the distribution of separate certificates representing the rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of the rights.

     If a taxable distribution to holders of our common stock or other event occurs which results in any adjustment of the conversion rate, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See “U.S. Federal Tax Considerations.”

     We may from time to time, to the extent permitted by law, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days’ notice of such increase. We may, but are under no obligation to, make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See “U.S. Federal Tax Considerations.”

Optional Redemption

     Prior to October 1, 2008, the notes are not redeemable at our option. Beginning on October 1, 2008, we may redeem the notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of notes being redeemed, plus the accrued and unpaid interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest is paid to the record holder on the relevant record date. We will give at least 20 days’ but not more than 60 days’ notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

     If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Purchase at Option of the Holder

     You have the right to require us to purchase for cash your notes on October 1, 2008, October 1, 2013 and October 1, 2018. We are required to purchase any outstanding note for which you deliver a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the purchase date. If a purchase notice is given and withdrawn during that period, we are not obligated to purchase the notes listed in the notice. Our purchase obligation will be subject to certain additional conditions.

     The purchase price payable for a note will be equal to 100% of its principal amount, plus accrued and unpaid interest to, but excluding, the purchase date.

     Your right to require us to purchase notes is exercisable by delivering a written purchase notice to the paying agent within 20 business days of the purchase date until the close of business on the purchase date. The paying agent initially will be the trustee.

     The purchase notice must state:

•	if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, your purchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be purchased, which must be in $1,000 multiples; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

     You may withdraw any written purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the purchase notice.

     We must give notice of an upcoming purchase date to all note holders not less than 20 business days prior to the purchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to purchase their notes.

     Payment of the purchase price for a note for which a purchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date, then, on and after the date:

•	the note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate.

     This is the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent, and all other rights of the note holder will terminate, other than the right to receive the purchase price upon delivery of the note.

     Our ability to purchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to purchase any outstanding note on a purchase date, we may not have sufficient funds to pay the purchase price on that purchase date. If we fail to purchase the notes when required, this failure will constitute an event of default under the indenture. See “Risk Factors-We may not have the ability to purchase the notes.”

     We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act.

Purchase at Option of Holders Upon a Change in Control

     If a change in control occurs as set forth below, each holder of notes will have the right to require us to purchase all of such holder’s notes, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice of the change in control at a purchase price equal to 100% of the principal amount of the notes to be purchased, together with interest accrued and unpaid to, but excluding, the purchase date; provided that, if such purchase date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the notes on the relevant record date.

     Within 30 days after the occurrence of a change in control, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the change in control and of their resulting purchase right. We must also deliver a copy of our notice to the trustee. In order to exercise the purchase right, a holder of notes must deliver, on or before the close of business on the business day before the change of control purchase date referenced in the preceding paragraph, written notice to the trustee of the holder’s exercise of its purchase right, together with the notes with respect to which the right is being exercised.

     Under the indenture, a “change in control” of InVision, or any successor entity who is subject to the terms of the indenture, will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•	the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger (except a merger involving InVision described in the following paragraph) or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

1.	any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction;

2.	any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

3.	in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation otherwise constituting a change in control consists of shares of common stock traded on a national securities exchange or quoted on the NASDAQ National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock;

•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute a majority of our board of directors then in office; or

•	our stockholders pass a resolution approving a plan of liquidation or dissolution.

     Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the purchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

     We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

     Our ability to purchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change in control would be a mandatory prepayment event under our existing indebtedness and could cause a mandatory prepayment or an event of default under, or be prohibited or limited by, our future indebtedness. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the notes that might be delivered by holders of notes seeking to exercise the purchase right. Any failure by us to purchase the notes when required following a change in control would result in an event of default under the indenture. Any such default may, in turn, cause a default under existing or future indebtedness.

Ranking

     The notes:

•	are our senior unsecured obligations;

•	rank on a parity in right of payment with all of our existing and future unsubordinated and unsecured debt; and

•	rank senior to all of our existing and future debt that expressly provides that it is subordinated to the notes.

     The notes are also effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and all existing and future debt and other liabilities of our subsidiaries.

Event of Default

     Each of the following constitutes an event of default under the indenture:

1.	our failure to pay when due the principal of, or premium, if any, on any of the notes at maturity, upon redemption, purchase or otherwise;

2.	our failure to pay an installment of interest, including liquidated damages, if any, on any of the notes that continues for 30 days after the date when due;

3.	our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 30 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

4.	our failure to timely provide notice of a change in control for a period of 5 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

5.	our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $10.0 million, or there is an acceleration of indebtedness for borrowed money in an amount in excess of $10.0 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, recorded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amounts of the notes then outstanding;

6.	certain events of our bankruptcy, insolvency or reorganization or that of any significant subsidiaries; and

7.	our filing of, or any of our significant subsidiaries’ filing of, a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code.

     The indenture will provide that the trustee shall, within 90 days of the occurrence of an event of default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any purchase obligation.

     If an event of default specified in clause (6) or clause (7) above occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (6) or clause (7) above, the default not having been cured or waived as provided under "-Modifications and Waiver,” the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to receive from the holders of notes reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

     We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Mergers and Sales of Assets

     We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

•	we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, (1) is a corporation organized and existing under the laws of the United States or any State of the United States and (2) assumes all our obligations under the indenture and the notes;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Modifications and Waiver

     Modifications and amendments to the indenture or to the terms and conditions of the notes may be made, and noncompliance by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding or by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the notes represented at the meeting. However, the indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect and provided that we adhere to the relevant SEC regulations and the relevant Nasdaq listing requirements;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

•	curing any ambiguity, omission, inconsistency or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes in any material respect;

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect;

•	complying with the requirements regarding merger or transfer of assets; or

•	providing for uncertificated notes in addition to the certificated notes so long as such uncertificated notes are in registered form for purposes of the Internal Revenue Code of 1986, as amended.

     Notwithstanding the foregoing, no modification or amendment to, or any waiver of, any provisions of the indenture may, without the written consent of the holder of each note affected:

•	change the maturity of the principal of or any installment of interest on any note, including any payment of liquidated damages;

•	reduce the principal amount of, premium, if any, or interest on, including the amount of liquidated damages, any note or the amount payable upon redemption or purchase of any note;

•	reduce the interest rate or interest, including any liquidated damages, on any note;

•	change the currency of payment of principal of, premium, if any, or interest of any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

•	modify our obligation to purchase notes at the option of holders or our right to redeem notes, in a manner adverse to the holders of notes;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning corporate reorganizations, adversely affect the purchase option of holders upon a change in control or the conversion rights of holders of the notes; or

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Satisfaction and Discharge

     We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

•	all outstanding notes will become due and payable at their scheduled maturity within one year; or

•	all outstanding notes are scheduled for redemption within one year,

and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to issue shares upon conversion of the notes.

Global Notes; Book-Entry; Form

     We issued the notes in the form of one global security. The global security is deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

     DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     We expect that pursuant to procedures established by DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

     Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

     So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest (including any liquidated damages) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including liquidated damages) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We do not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

     Transfers between participants in DTC are effected in the ordinary way in accordance with DTC rules and are settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under “Notice to Investors.”

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Information Concerning the Trustee and Transfer Agent

     U.S. Bank National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Equiserve LP is the transfer agent and registrar for our common stock. The trustee, the transfer agent or their affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Governing Law

     The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Registration Rights

     This prospectus is part of a shelf registration statement under the Securities Act that was filed to register resales of the notes and shares of common stock into which the notes are convertible. The notes and shares of common stock into which the notes are convertible are referred to collectively as registrable securities. The following summary of the registration rights under the registration rights agreement is not complete. You should refer to the registration rights agreement and the form of note listed as exhibits to the registration statement in connection with this prospectus for a full description of the registration rights that apply to the notes.

     In connection with the initial purchase of the notes, we entered into a registration rights agreement with the initial purchaser. In the registration rights agreement, we agreed to file with the SEC not later than 90 days after September 19, 2003 (the “S-3 filing deadline”), subject to certain conditions set forth below, a shelf registration statement on such form as we deem appropriate covering resales by holders of the registrable securities. We filed the registration statement (of which this prospectus is part) to meet our obligations under the registration rights agreement.

     We agreed to use our reasonable best efforts to:

•	cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after September 19, 2003; and

•	keep the registration statement effective until the earliest of (1) September 19, 2005, (2) the sale pursuant to the shelf registration statement of the registrable securities, (3) the date when the holders of the registrable securities are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise, and (4) the date when all of the notes and the shares of our common stock issuable upon conversion of the notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

     We agreed to provide each registered holder copies of the prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the registrable securities. A holder who sells those securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions. If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except in accordance with the provisions of Rule 144A under the Securities Act or pursuant to any other available exemption from the registration requirements of the Securities Act, including under Rule 144, if available.

     We also agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the shelf registration statement. In order to be named as a selling security holder in the related prospectus at the time of effectiveness, the holder must complete and deliver the notice and questionnaire to us within 20 days of the holder’s receipt of notice from us of the filing of the registration statement. After the shelf registration statement has been declared effective, upon receipt of any completed questionnaire, together with such other information as we may reasonably request from a holder of notes, we agreed, as promptly as reasonably practicable, but in any event within five business days of such receipt, to file such amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus as discussed below. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to the shelf registration statement.

     We are permitted to suspend the use of the prospectus that is part of the shelf registration statement, including this prospectus, under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any twelve-month period.

     If:

•	on the day following the S-3 filing deadline, the shelf registration statement has not been filed with the SEC;

•	on the 181st day following September 19, 2003, the shelf registration statement is not declared effective;

•	the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

•	the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph,

each, a registration default, additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at an additional rate per year equal to:

•	0.25% of the principal amount to and including the 90th day following such registration default; and

•	0.5% of the principal amount from and after the 91st day following such registration default.

     In no event will liquidated damages accrue at a rate per year exceeding 0.5%. If a holder has converted some or all of its notes into common stock, the holder is entitled to receive equivalent amounts based on the principal amount of the notes converted.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities, which are subject to change, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the notes or common stock. The summary generally applies only to investors that hold the notes or common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”) or a holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. Finally, the summary does not describe the effect of the federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

     As used herein, the term “U.S. Holders” means beneficial owners of notes or common stock that for U.S. federal income tax purposes are (1) citizens or residents of the United States, (2) corporations, or entities treated as corporations, organized under the laws of the United States or any State of the United States, or (3) estates the income of which is subject to U.S. federal income taxation regardless of its source. Trusts are U.S. Holders if they are (1) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) have a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of notes or shares of common stock that is not a U.S. Holder. If a partnership or other flow-through entity is a beneficial owner of a note (or common stock acquired upon conversion of a note), the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity.

     Taxation of Interest

     U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional amounts as “original issue discount” over the term of the instrument. We believe that the notes will not be issued with original issue discount for U.S. federal income tax purposes. We may be required to make payments of liquidated damages to holders of the notes if we do not file or cause to be declared, or keep, effective a registration statement, as described under “Description of Notes-Registration Rights.” We believe that there is only a remote possibility that we would be required to pay liquidated damages and therefore do not intend to treat the notes as subject to the special rules governing certain “contingent payment” debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we pay liquidated damages while the notes are outstanding, U.S. Holders would be required to recognize additional interest income. If, contrary to expectations, we pay liquidated damages after conversion, U.S. Holders might be required to recognize additional income at that time.

     Market Discount

     If a U.S. Holder purchases a note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as “market discount,” unless that difference is less than a specified de minimis amount. Under the market discount rules, U.S. Holders will be required to treat any payment on, or any gain recognized on the sale, exchange, retirement or other disposition (including a gift or redemption at maturity) of the note (other than in connection with certain nonrecognition transactions but not including conversion of the note) as ordinary income to the extent of the market discount that U.S. Holders are treated as having accrued on the note at the time of the payment or disposition and have not previously included in income. In addition, U.S. Holders may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction (or some non-recognition transactions where market discount is required to be taken into account), the deduction of all or a portion of the interest expense on any indebtedness attributable to the note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue on a constant interest method. U.S. Holders may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest expense deductions will not apply. A U.S. Holder’s election to include market discount in income currently, once made, applies to all market discount obligations acquired by such holder on or after the first taxable year to which such holder’s election applies and the election may not be revoked without the consent of the IRS.

     Bond Premium

     If a U.S. Holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the purchase date, other than qualified stated interest, such holder will be considered to have purchased the note at a “premium.” A U.S. Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under such holder’s regular accounting method. However, the amount of premium that may be amortized and used to offset interest income may not include the amount of premium attributable to the conversion feature of the note (determined under any reasonable method). If a U.S. Holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the note. The election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies. A U.S. Holder may not revoke the election without the consent of the IRS.

     Sale, Exchange, Redemption or Other Disposition of Notes

     Subject to the market discount rules discussed above, a U.S. Holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition other than a conversion of the note into common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest not previously included in income) and the holder’s adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder’s tax basis in the note will generally equal the amount the holder paid for the note (plus any market discount with respect to which the U.S. Holder elected to include in income as it accrued as discussed above and less any bond premium previously taken into account as discussed above). The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. Subject to the market discount rules discussed above, the gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year or short-term capital gain or loss if the holder held the note for one year or less. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitation. Special rules may apply to a note redeemed in part; U.S. Holders should consult their own tax advisors in this regard.

     Conversion of Notes

     Subject to the market discount rules discussed above, a U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder’s aggregate basis in the common stock (including any fractional share for which cash is paid) will equal his adjusted basis in the note. The holder’s holding period for the stock will include the period during which he held the note. Special rules may apply to a note converted in part; U.S. Holders should consult their own tax advisors in this regard.

     Dividends

     If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income as it is paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s basis in its common stock; any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received. U.S. Holders who are individuals and who receive dividends that are treated as “qualified dividend income” will be taxed at a maximum rate of 15%. Qualified dividend income for these purposes generally includes dividends received or accrued in taxable years beginning before January 1, 2009 with respect to our stock held by a U.S. Holder for more than 60 days during the 120-day period beginning on the date which is 60 days before the date on which such stock becomes ex-dividend with respect to such dividend and which is not an amount which the U.S. Holder takes into account as investment income under Code Section 163(d)(4)(B). Dividends received or accrued by U.S. Holders who are not individuals, or dividends received or accrued which do not constitute qualified dividend income, will be subject to tax at ordinary income tax rates.

     The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. A change in conversion rate that allows note holders to receive more shares of common stock on conversion may increase the note holders’ proportionate interests in our earnings and profits or assets. In that case, the note holders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the note holders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion rate is adjusted to compensate note holders for distributions of cash or property to our stockholders. Not all changes in conversion rate that allow note holders to receive more stock on conversion, however, increase the note holders’ proportionate interests in InVision. For instance, a change in conversion rate could simply prevent the dilution of the note holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the note holders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would be treated like dividends paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

     Sale of Common Stock

     A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held or is deemed to have held the stock for more than one year. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

     Taxation of Interest

     Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actually or constructively, at least 10% of our voting stock; or

•	is a “controlled foreign corporation” that is related to us.

     In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

     If the portfolio interest exception does not apply, payments of interest to a nonresident person or entity might be subject to withholding tax at a 30% rate, or might be subject to withholding tax at a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence.

     The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent.

     Sale, Exchange, Redemption or Other Disposition of Notes

     Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption or other disposition of notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business;

•	the Non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to expatriates;

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business; or

•	subject to certain exceptions, the Non-U.S. Holder is an individual who holds the notes as a capital asset and is present in the United States for 183 days or more in the year of disposition.

     The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes if we are, or were within five years before the transaction, a “U.S. real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

     Conversion of Notes

     Subject to the market discount rules discussed above, a Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. Any income attributable to market discount recognized as a result of the conversion or any gain recognized as a result of the holder’s receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See “-Non-U.S. Holders-Sale of Common Stock” below.

     Dividends and Other Potential Withholding

     Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, see “-U.S. Holders-Dividends” above) will generally be subject to U.S. withholding tax at a 30% rate. However, the withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder should demonstrate its entitlement to treaty benefits by certifying its nonresident status on a properly executed Form W-8BEN or appropriate substitute form. Some of the common means of meeting this requirement are described above under “-Non-U.S. Holders-Taxation of Interest.”

     As more fully described under “Description of Notes-Registration Rights,” upon the occurrence of certain enumerated events we may be required to pay liquidated damages to you. Payments of such liquidated damages may be subject to U.S. federal withholding tax. Holders should contact their tax advisors concerning the treatment of receipt of such liquidated damages.

     Sale of Common Stock

     Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described under “-Non-U.S. Holders-Sale, Exchange, Redemption or Other Disposition of Notes.”

     Income or Gains Effectively Connected With a U.S. Trade or Business

     The preceding discussion of the tax considerations of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain would probably be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

     The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

     Payments of interest or dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements.

     Payments to Non-U.S. Holders of dividends on common stock, or interest on notes, will generally not be subject to backup withholding. To avoid backup withholding, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under “Non-U.S. Holders-Taxation of Interest.” We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends including any tax withheld under the rules described above under “ -Non-U.S. Holders-Taxation of Interest” and “-Non-U.S. Holders-Dividends and Other Potential Withholding.” Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides.

     Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

     Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

     Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

     THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. The following description of our capital stock and certain provisions of our Amended and Restated Certificate of Incorporation and Amended Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate and Bylaws.

Common Stock

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone.

     Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

     The board of directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and may have the effect of delaying, deferring or preventing a change in our control, which could have a depressive effect on the market price of our common stock. We have no present plan to issue any shares of preferred stock.

Delaware and Certain Charter Provisions

     Stockholders rights and related matters are governed by the Delaware General Corporation Law and the Certificate and Bylaws.

     Limitation of Liability and Indemnification. Our Certificate contains certain provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. Our Certificate also contains provisions indemnifying our directors to the fullest extent permitted by Delaware law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

     Certain Anti-Takeover Provisions. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

     The foregoing provisions of Delaware law as well as the right of the board of directors to designate the features of, and issue shares of, preferred stock without a stockholder vote, and the staggered election of the board of directors may tend to discourage attempts by third parties to acquire any substantial ownership position in the common stock and may adversely affect the price that such a potential purchaser would be willing to pay for the common stock.

     Directors-Number, Vacancies, Removal and Nomination. Pursuant to the Certificate, the number of directors is determined by resolutions adopted by the board of directors, which currently consists of eight members. The Certificate provides that each director will serve for a three-year term and that approximately one-third of the directors are to be elected annually. Candidates for directors shall be nominated only by the nominating and corporate governance committee of our board of directors or generally by a stockholder who gives us written notice no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Between stockholder meetings, the board of directors may appoint new directors to fill vacancies or newly created directorships. The Certificate does not provide for cumulative voting at stockholder meetings for election of directors. Stockholders controlling more than 50% of the outstanding common stock can elect all of the directors to be elected at any meeting of stockholders to elect directors, while stockholders controlling 49% of the outstanding common stock may not be able to elect any directors. A director may be removed from office for cause by the affirmative vote of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors and may be removed without cause by the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of stock entitled to vote in the election of directors.

     Restrictions on Special Meetings. Our Certificate requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Under the Bylaws, special meetings of the stockholders may be called only by the President, the Chairman of the board of directors, a majority of the directors or the holders of record of 10% or more of our outstanding shares of stock entitled to vote at such meeting. This provision may impede a stockholder who wishes to require that we call a special meeting of stockholders to consider any proposed corporate action.

Transfer Agent

     The transfer agent for our common stock is Equiserve LP.

LEGAL MATTERS

     The validity of the securities offered under this prospectus has been passed upon for us by Fenwick & West LLP, Mountain View, California.

EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from InVision Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” in 2002 and to the Agreement and Plan of Merger entered into by InVision Technologies, Inc. to be acquired), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for additional information about the Public Reference Room.

     The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including InVision Technologies, Inc., that file electronically with the SEC. The address of that site is www.sec.gov.

You can also inspect reports and other information about us at the office of the NASDAQ National Market, 1735 K Street, N.W., Washington, D.C. 20006-1005.

     We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the following documents, each of which we previously filed with the SEC:

•	our annual report on Form 10-K for the year ended December 31, 2003; and

•	our quarterly report on Form 10-Q for the quarterly period ended March 28, 2004.

     These reports contains important information about us and our finances.

     All documents that we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, from the date of this prospectus to the end of the offering of the notes and common stock issuable upon conversion of the notes under this document shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

     Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

InVision Technologies, Inc.
7151 Gateway Boulevard
Newark, California 94560
Attention: Investor Relations
(510) 739-2511

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling holders. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$10,113
NASDAQ National Market filing fee	—
Accounting fees and expenses	65,000
Legal fees and expenses	80,000
Miscellaneous	9,887

Total	$165,000

ITEM 15. Indemnification of Officers and Directors.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Registrant’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with its directors and executive officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or willful misconduct). Further, the Purchase Agreement pursuant to which the initial purchaser acquired the notes and the related Registration Rights Agreement (Exhibit 4.5 to this registration statement) provide for indemnification by the initial purchaser of the Registrant, its directors and officers for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

     These indemnifications provisions and the indemnification agreements entered into between the Registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the Registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

ITEM 16. Exhibits.

     The following exhibits are filed herewith or incorporated by reference herein:

Incorporated by Reference
Exhibit
Number	Exhibit Description	Form	File No.	Date of First Filing	Exhibit Number	Filed Herewith

2.1	Agreement and Plan of Merger, dated as of March 15, 2004, among the Registrant, General Electric Company and Jet Acquisition Sub, Inc.	10-K	000-28236	March 15, 2004	2.2

4.1	Registrant’s Amended and Restated Certificate of Incorporation.	S-1	333-05517	June 7, 1996	3.1

4.2	Registrant’s Amendment to the Amended and Restated Certificate of Incorporation.	10-K	000-28236	March 7, 2002	3.3

4.3	Registrant’s Bylaws, as amended.	10-Q	000-28236	August 13, 2003	3.3

4.4	Indenture, dated as of September 19, 2003, between the Registrant and U.S. Bank National Association, as Trustee.					*

4.5	Registration Rights Agreement, dated as of September 19, 2003 between the Registrant and Merrill Lynch, Pierce, Fenner & Smith Incorporated.					*

4.6	Note for the Registrant’s 3% Convertible Senior Notes due October 1, 2023.					*

5.1	Opinion of Fenwick & West LLP.					*

10.1	Solicitation, Offer and Award dated August 5, 2003, between the Registrant and the TSA (the “Frame Agreement”). †					*

10.2	Delivery Order #1 from the TSA under the Frame Agreement. †					*

10.3	Amendment of Solicitation/Modification of Contract between the Company and the TSA (the “Definitized Letter Agreement”). †					*

10.4	Delivery Order #8 from the TSA under the Definitized Letter Agreement. †					*

10.5	Amendment to Delivery Order Delivery Order #5 from the TSA under the Definitized Letter Agreement. †					*

10.6	Amendment to Delivery Order Delivery Order #3 from the TSA under the Definitized Letter Agreement. †					*

12.1	Statement regarding the Registrant’s ratio of earnings to fixed charges.					**

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).					*

23.2	Independent Auditors’ Consent.					X

24.1	Power of Attorney (see page II-4 to the original filing of this registration statement).					*

25.1	Form T-1 statement of eligibility of trustee for the Indenture under the Trust Indenture Act of 1939.					*

†	We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (the “SEC”). We omitted such portions from this filing and filed them separately with the SEC.

*	Included in the original filing of this registration statement.

**	Included in Post-Effective Amendment No. 4 to this registration statement.

ITEM 17. Undertakings.

     The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6.	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on this 24th day of May, 2004.

INVISION TECHNOLOGIES, INC.

By: /s/ Sergio Magistri Sergio Magistri, Ph.D. President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sergio Magistri Sergio Magistri, Ph.D.	Chief Executive Officer, President and Director (Principal Executive Officer)	May 24, 2004

/s/ Ross Mulholland Ross Mulholland	Senior Vice President - Chief Financial Officer (Principal Financial and Accounting Officer)	May 24, 2004

* Giovanni Lanzara, Ph.D.	Chairman of the Board of Directors	May 24, 2004

* Stephen Blum	Director	May 24, 2004

Douglas P. Boyd, Ph.D.	Director

* Morris D. Busby	Director	May 24, 2004

* David M. Pillor	Senior Vice President, Sales and Marketing and Director	May 24, 2004

* Bruno Trezza, Ph.D.	Director	May 24, 2004

* Louis A. Turpen	Director	May 24, 2004

*By: /s/ Sergio Magistri Sergio Magistri, Ph.D., Attorney-in-Fact

EXHIBIT INDEX

Incorporated by Reference
Exhibit
Number	Exhibit Description	Form	File No.	Date of First Filing	Exhibit Number	Filed Herewith

2.1	Agreement and Plan of Merger, dated as of March 15, 2004, among the Registrant, General Electric Company and Jet Acquisition Sub, Inc.	10-K	000-28236	March 15, 2004	2.2

4.1	Registrant’s Amended and Restated Certificate of Incorporation.	S-1	333-05517	June 7, 1996	3.1

4.2	Registrant’s Amendment to the Amended and Restated Certificate of Incorporation.	10-K	000-28236	March 7, 2002	3.3

4.3	Registrant’s Bylaws, as amended.	10-Q	000-28236	August 13, 2003	3.1

4.4	Indenture, dated as of September 19, 2003, between the Registrant and U.S. Bank National Association, as Trustee.					*

4.5	Registration Rights Agreement, dated as of September 19, 2003 between the Registrant and Merrill Lynch, Pierce, Fenner & Smith Incorporated.					*

4.6	Note for the Registrant’s 3% Convertible Senior Notes due October 1, 2023.					*

5.1	Opinion of Fenwick & West LLP.					*

10.1	Solicitation, Offer and Award dated August 5, 2003, between the Registrant and the TSA (the “Frame Agreement”). †					*

10.2	Delivery Order #1 from the TSA under the Frame Agreement. †					*

10.3	Amendment of Solicitation/Modification of Contract between the Company and the TSA (the “Definitized Letter Agreement”). †					*

10.4	Delivery Order #8 from the TSA under the Definitized Letter Agreement. †					*

10.5	Amendment to Delivery Order Delivery Order #5 from the TSA under the Definitized Letter Agreement. †					*

10.6	Amendment to Delivery Order Delivery Order #3 from the TSA under the Definitized Letter Agreement. †					*

12.1	Statement regarding the Registrant’s ratio of earnings to fixed charges.					**

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).					*

23.2	Independent Auditors’ Consent.					X

24.1	Power of Attorney (see page II-4 to the original filing of this registration statement).					*

25.1	Form T-1 statement of eligibility of trustee for the Indenture under the Trust Indenture Act of 1939.					*

†	We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (the “SEC”). We omitted such portions from this filing and filed them separately with the SEC.

*	Included in the original filing of this registration statement.

**	Included in Post-Effective Amendment No. 4 to this registration statement.